Exhibit 10.6

Certain confidential information contained in this exhibit have been omitted by means of redacting a portion of the text and replacing it with [***], pursuant to Regulation S-K Item 601(b) of the Securities Act of 1933, as amended. Certain confidential information has been excluded from this exhibit because it is: (i) not material; and (ii) the registrant treats such information as private or confidential.

AMENDED AND RESTATED
PROMOTION AND
COLLABORATION AGREEMENT

by and between

MC2 THERAPEUTICS LIMITED

and

EPI HEALTH, LLC

Article 1 Definitions	2
Article 2 License Grants	16
2.1 Grant of Rights	16
2.2 Retained Rights	16
2.3 Limited Trademark License to EPI Health	17
2.4 No Sublicensing	17
2.5 Non-Compete	17
2.6 MC2 Pipeline Product	18
2.7 No Implied Rights	18
Article 3 Governance	18
3.1 Joint Steering Committee.	18
3.2 JSC Authority	21
3.3 Alliance Managers	21
3.4 Subcommittees	21
Article 4 Development	21
4.1 Regulatory Approval for the Products	21
4.2 Post-Approval Development	21
4.3 Development Records and Reports	22
Article 5 Regulatory Matters	22

-i-

(continued)

5.1 Regulatory Filings and Approvals	22
5.2 Regulatory Communications	23
5.3 Regulatory Cooperation	23
5.4 Product Withdrawals and Recalls	23
5.5 Safety Reporting	24
5.6 Standards of Conduct	24
Article 6 Promotion	24
6.1 Promotion Efforts	24
6.2 Field Force Detailing Plan	26
6.3 EPI Health’s Minimum Detail Efforts	26
6.4 Target Incentive Compensation	27
6.5 Report	28
6.6 Activities of Sales Representatives.	28
6.7 Promotional Materials; Training of Sales Representatives.	29
6.8 MC2 Obligations	30
6.9 P1 Detail Positioning	30
Article 7 Commercialization	32
7.1 Diligence	32
7.2 Commercialization Plan	32

-ii-

(continued)

7.3 Amendments to the Commercialization Plan and Budget	34
7.4 Intentionally omitted.	34
7.5 Commercialization Reports	34
7.6 Use of Commercial Data and Information	35
7.7 Regulatory Compliance.	35
7.8 Market Access Activities, Pricing and Reimbursement	36
7.9 Medical Affairs	37
7.10 Labeling; Trademarks	37
7.11 Cross-Territorial Restrictions	39
Article 8 Manufacture and Supply	39
8.1 Manufacture and Supply	39
8.2 Quality Agreement	39
Article 9 Financials	40
9.1 Commercialization Fee on Net Sales	40
9.2 Incentive Fee	40
9.3 Incremental Costs	41
9.4 Commercialization Payments; Reports	43
9.5 True Up	43
9.6 Manner and Place of Payment	43

-iii-

(continued)

9.7 Late Payments	43
9.8 Records; Audits	44
9.9 Taxes	44
Article 10 Intellectual property	45
10.1 Ownership of Inventions	45
10.2 Prosecution of Patents.	45
10.3 Infringement of Patents by Third Parties.	46
10.4 Third Party Intellectual Property	46
10.5 Third Party Infringement Claims	47
Article 11 Representations and Warranties	47
11.1 Mutual Representations and Warranties	47
11.2 Representations and Warranties by MC2	48
11.3 Representations and Warranties by EPI Health	49
11.4 Covenants by EPI Health.	49
11.5 Covenants by Both Parties.	50
11.6 No Other Representations or Warranties	50
Article 12 Indemnification and Insurance	50
12.1 Indemnification by MC2	50
12.2 Indemnification by EPI Health	51

-iv-

(continued)

12.3 Indemnification Procedures.	52
12.4 Insurance	53
Article 13 Confidentiality and Non-Use	54
13.1 Confidentiality	54
13.2 Authorized Disclosure	54
13.3 Publicity.	55
13.4 Return of Confidential Information	56
13.5 Exclusive Property	56
13.6 Restrictions on Use	56
Article 14 Term and Termination	57
14.1 Term	57
14.2 Material Breach	57
14.3 Bankruptcy	57
14.4 Termination for Convenience	57
14.5 Termination by MC2 for Patent Challenge	58
14.6 Effects of Termination of the Agreement	58
14.7 Survival	61
14.8 Non-Exclusive Remedy	61
Article 15 Dispute Resolution	62

-v-

(continued)

15.1 Governing Law	62
15.2 JSC Jurisdiction; Executive Escalation for Other Disputes	62
15.3 Interim Relief	63
15.4 Specific Performance	63
Article 16 Miscellaneous	64
16.1 Entire Agreement; Amendment	64
16.2 Notices	64
16.3 No Strict Construction; Headings; Construction	65
16.4 Assignment	66
16.5 Condition Precedent	67
16.6 Force Majeure	67
16.7 Further Actions	68
16.8 Limitation of Liability	68
16.9 Severability	68
16.10 No Waiver	68
16.11 Relationship of the Parties	68
16.12 Third Party Beneficiary	69
16.13 Expenses	69

-vi-

(continued)

16.14 English Language	69
16.15 Counterparts	69

-vii-

(continued)

List of Exhibits:

Exhibit 1.77	Licensed Marks
Exhibit 1.84	Stage 1 Contracts
Exhibit 1.109	Product Descriptions
Exhibit 1.112	Product Labeling
Exhibit 1.130	[***]
Exhibit 2.5	[***]
Exhibit 5.1	Regulatory Activities
Exhibit 5.5	Pharmacovigilance Agreement
Exhibit 7.2A	Commercialization Plan
Exhibit 7.2B	Incremental Cost Budget

-viii-

AMENDED AND RESTATED
PROMOTION AND COLLABORATION AGREEMENT
THIS AMENDED AND RESTATED PROMOTION AND COLLABORATION AGREEMENT (the “Agreement”) is entered into as of the date last written below (the “Execution Date”) and deemed to be effective as of January 1, 2022 (the “Amendment Effective Date”), subject to satisfaction of the Condition Precedent (as defined below), by and between MC2 Therapeutics Limited, a limited company organized and existing under the laws of United Kingdom, having its principal place of business at James House, Emlyn Lane, Leatherhead KT22 7EP (“MC2”), and EPI Health LLC, a limited liability company having its principal place of business at 134 Columbus Street, Charleston, SC 29403, USA (“EPI Health”). MC2 and EPI are sometimes referred to herein individually as a “Party” and collectively as the “Parties”. Except as provided in Section 16.5, this Agreement, upon satisfaction of the Condition Precedent, will become amended and restated as of the Amendment Effective Date, and the Original Agreement (as defined below), upon satisfaction of the Condition Precedent, will be deemed terminated provided, however, that without limiting the rights and obligations under that certain Agreement and Release (as defined below), such termination shall not diminish or prejudice the rights and obligations of the Parties under the Original Agreement with respect to the period prior to the Amendment Effective Date.
Background
WHEREAS, MC2 and EPI Health are parties to the Promotion and Collaboration Agreement (the “Original Agreement”), dated August 12, 2020 (the “Effective Date”);
WHEREAS, [***]; and
WHEREAS, the Parties now desire to amend and restate the Original Agreement in its entirety, on the terms and conditions set forth herein.
Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:
Article 1

Definitions
As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.
1.1“Added Sales Representatives” means the EPI Health Sales Representatives employed by EPI Health following the Amendment Effective Date to, among other things, Detail and Promote the Product in the Territory, but not including the Base Sales Representatives.

1.2“Affiliate” means, in relation to a Party, any person, firm, trust, corporation or other entity or combination thereof that directly or indirectly (a) controls said Party, (b) is controlled by said Party, or (c) is under common control with said Party; the terms “control” and “controlled,” for purposes of this Section 1.1 only, meaning ownership of fifty percent (50%) or more, including ownership by one or more trusts with substantially the same beneficial interests, of the voting and equity rights of such person, firm, trust, corporation or other entity or combination thereof or the power to direct the management of such person, firm, trust, corporation or other entity or combination thereof.
1.3“Agreement” has the meaning set forth in the preamble of this Agreement.
1.4“Agreed Budget Limitations” has the meaning set forth in Section 7.2.
1.5[***].
1.6“Alliance Manager” has the meaning set forth in Section 3.3.
1.7“Amendment Effective Date” has the meaning set forth in the preamble of this Agreement.
1.8“Applicable Laws” means the applicable statutes, ordinances, other laws, rules, codes, orders, decrees of courts and regulations of any Governmental Authority in the Territory that may be in effect from time to time that apply to a Party’s activities or obligations under or in connection with this Agreement, including the FD&C Act, the Prescription Drug Marketing Act of 1987, the Generic Drug Enforcement Act of 1992 (21 U.S.C. § 335a et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b et seq.), the Patient Protection and Affordable Care Act (42 U.S.C. § 18001 et seq.), the Antifraud and Abuse Amendment to the Social Security Act, FCPA, HIPAA, Debarment Laws, and all applicable implementing regulations for the foregoing, all as amended from time to time; and (b) the following guidelines: the Office of the Inspector General’s (“OIG”) Compliance Guidance Program issued in 2003, the American Medical Association (the “AMA”) Guidelines on Gifts to Physicians, the Pharmaceutical Research and Manufacturers of America (“PhRMA”) Code on Interactions with Healthcare Professionals, as hereafter amended from time to time (the “PhRMA Code”), and the PhRMA Principles on Conduct of Clinical Trials and Communication of Clinical Trial Results, in each case to the extent applicable to the Parties’ activities hereunder and as may be amended or supplemented from time to time (such guidelines in (b), the “Guidelines”).
1.9“Base Sales Representatives” means the EPI Health Sales Representatives employed by EPI Health as of the Amendment Effective Date [***] to, among other things, Detail and Promote the Product in the Territory.
1.10“Business Day” means a day other than a Saturday, Sunday, and bank or other public holiday in Denmark or the U.S.
1.11“Calendar Quarter” means for each Calendar Year, each of the three (3) month periods ending March 31, June 30, September 30 and December 31.

1.12“Calendar Year” means the period commencing on the Effective Date and ending on December 31 of the calendar year during which the Effective Date occurs, and each successive period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31.
1.13“cGMP” or “Good Manufacturing Practices” means current good manufacturing practices as set forth in 21 C.F.R. Parts 210 and 211, as established by the FDA or any similar set of laws, regulations, rules, or practices in the Territory or otherwise applicable to Development or Manufacturing of the Product pursuant to this Agreement, as may be amended from time-to-time.
1.14“Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of such Party’s assets or business relating to this Agreement; (b) a merger, reorganization or consolidation involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) a person or entity, or group of persons or entities, acting in concert acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.
1.15“Claim” has the meaning set forth in Section 12.3(a).
1.16“Clinical Trial” means any human clinical trial of the Product.
1.17“CMS” has the meaning set forth in Section 7.7(b).
1.18“Commercial Agreements” has the meaning set forth in Section 7.8(c).
1.19“Commercialization,” with a correlative meaning for “Commercialize” and “Commercializing,” means all activities undertaken before and after obtaining Regulatory Approvals relating specifically to the pre-launch, launch, Promotion, medical education and medical liaison activities, pricing, reimbursement, sale, and distribution of Products, including strategic marketing, sales force detailing, advertising, Product support, all customer support, Product distribution and invoicing and sales activities.
1.20“Commercialization Fee” has the meaning set forth in Section 9.1.
1.21“Commercialization Plan” has the meaning set forth in Section 7.2.
1.22“Commercialization Report” has the meaning set forth in Section 9.4.
1.23“Competing Product” has the meaning set forth in Section 2.5(a).
1.24“Commercial Trigger” has the meaning set forth in Section 6.9.
1.25“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to such Party’s obligations or tasks under this Agreement, the commercially reasonable, good faith efforts and resources to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgement, it being understood and agreed that, in each case for manufacture, supply, regulatory matters, or Commercialization activities, as the case may be, such efforts shall be substantially equivalent to those efforts and resources used by such Party for a product owned by it or to which it has exclusive rights, which product is a similarly situated branded pharmaceutical product with similar commercial potential and product characteristics as the Product and at a similar stage of Regulatory Approval or Commercialization, taking into account efficacy, safety, proprietary position of the Product, including patent and regulatory exclusivity, regulatory requirements and FDA approval of the Product, availability of supply of Product, present and future market and commercial potential.
1.26“Condition Precedent” has the meaning set forth in Section 16.5.
1.27“Confidential Information” means, with respect to a Party, all Information that is disclosed by or on behalf of a Party to the other Party under this Agreement, which may include specifications, know-how, trade secrets, technical information, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications of the disclosing Party, its Affiliates or Third Parties, whether disclosed in oral, written, graphic, or electronic form. In addition, the terms of this Agreement will be deemed the Confidential Information of each Party. All Confidential Information (as defined in the Existing Confidentiality Agreement) disclosed by either Party or its Affiliates pursuant to the Existing Confidentiality Agreement shall be deemed to be the disclosing Party’s Confidential Information hereunder.
1.28“Control” means, with respect to any material, Information, or intellectual property right, that a Party (a) owns such material, Information, or intellectual property right, or (b) has a license or right to use such material, Information, or intellectual property right, in each case with the ability to grant to the other Party access, a right to use, a license, or a sublicense (as applicable) to such material, Information, or intellectual property right on the terms and conditions set forth herein, without violating the terms of any agreement or other arrangement with any Third Party.
1.29“Cumulative MC2 IC” means the aggregate amount actually paid by MC2 to EPI Health for Incremental Costs from the Amendment Effective Date until the end of the Term.
1.30“Debarment Laws” has the meaning set forth in Section 11.1(d)(iii).
1.31“Detail” or “Detailing” means, with respect to the Product, [***].
1.32“Development” means non-clinical, pre-clinical and clinical drug development, research, regulatory, and/or development activities and activities related to obtaining and maintaining FDA approval of the NDA for the Product, including without limitation formulation, process and method development, quality assurance and quality control development, manufacturing, testing, and release of all clinical / registration and scale-up batches, Product validation, on-going stability testing (including post-launch stability testing), and any other activities reasonably related to or leading to the development and submission of information to a Regulatory Authority and obtaining and maintaining approval of the NDA for the Product. When used as a verb, “Develop” means to engage in Development.
1.33“Dispute” has the meaning set forth in Section 15.2(a).
1.34“Dollar” or “$” means United States dollar.
1.35[***].
1.36“Effective Date” has the meaning set forth in the preamble of this Agreement.
1.37“EPI Commercialization Activities” shall mean (a) Promotion, offering for sale, selling and distributing the Product in the Territory, (b) booking, processing, invoicing and collecting sales for the Product in the Territory (including handling all order-to-cash processing and related procedures), (c) handling of customer returns of the Product in the Territory, (d) handling of voluntary recalls and market withdrawals of the Product in the Territory, (e) negotiating and contracting with applicable payers and PBM’s and Governmental Authorities regarding the price and reimbursement status of Products in the Territory, other than in connection with the Stage 1 Contracts, and (f) performing such other activities related to the commercial sale of the Product that are expressly designated to be performed by EPI Health pursuant to the terms of this Agreement, but excluding: (i) Development, and (ii) Manufacturing.
1.38“EPI Health” has the meaning set forth in the preamble of this Agreement.
1.39“EPI Health Claims” has the meaning set forth in Section 12.1.
1.40“EPI Health Commercial Know-How” has the meaning set forth in Section 14.6(a)(i).
1.41“EPI Health Damages” has the meaning set forth in 12.1.
1.42“EPI Health Indemnitees” has the meaning set forth in Section 12.1.
1.43“EPI Health Sales Representatives” or “Sales Representatives” means pharmaceutical sales representatives, a national sales director, and regional sales managers, in each case, employed by EPI Health to, among other things, conduct Promotion, or otherwise manage such Promotion, of the Product in the Sales Territories in accordance with the terms of this Agreement.
1.44“EPI Health Sales Territories” or “Sales Territories” means, as and to the extent set forth in a Commercialization Plan, sales territories within the Territory where EPI Health will hire and maintain EPI Health Sales Representatives to Detail the Product in accordance with this Agreement.

1.45“EPI Health Target Quarterly Details” has the meaning set forth in Section 6.3(a).
1.46“EPI Health Trademarks” has the meaning set forth in Section 6.7(a)(ii).
1.47“Excused Interruption” has the meaning set forth in Section 6.3(c).
1.48“Executive Officer” means, in the case of EPI Health, the President of EPI Health or his or her appointed designee, and in the case of MC2, the Chief Executive Officer of MC2 or another officer of MC2 designated by the Chief Executive Officer.
1.49“Existing Confidentiality Agreement” means the Confidentiality Agreement between EPI Health and MC2, dated March 2, 2020, as may be amended.
1.50“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, including the rules and regulations thereunder.
1.51“FDA” means the U.S. Food and Drug Administration or its successor entity.
1.52“FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended.
1.53“Field” shall mean the treatment of any and all indications for which the Product is approved in humans in the Territory.
1.54“Field Force Detailing Plan” has the meaning set forth in Section 6.2.
1.55“First Commercial Sale” means the first sale of the Product by or on behalf of EPI Health for monetary value to a Third Party for use or consumption in the Territory following receipt of Regulatory Approval.
1.56“First Measurement Period” has the meaning set forth in Section 6.9.
1.57“Force Majeure Event” means an event impacting a Party due to causes beyond such Party’s reasonable control, which may include actions of governmental authorities or agencies, war, hostilities between nations, civil commotions, riots, acts of terrorism, epidemics, pandemics, national industry strikes, lockouts, sabotage, fire, floods and acts of nature such as typhoons, hurricanes, earthquakes, or tsunamis, or any other event or circumstance beyond the reasonable control of such Party.
1.58“GAAP” means United States generally accepted accounting principles.
1.59“Government Health Care Program” means the Medicare Part D Coverage Gap Discount Program (as defined in 42 U.S.C. 1395w-114A, as amended), the Medicaid program (Title XIX of the Social Security Act), the Department of Veterans Affairs Federal Supply Schedule Program, TRICARE, the Public Health Service 340B Program, and any similar federal, state, and local governmental health care plans and programs.

1.60“Government Health Care Program Contract” means, with respect to the Product, any agreements that are necessary to give effect to any Government Health Care Program (whether or not such agreements constitute “government contracts” as such term is used in connection with government procurement).
1.61“Governmental Authority” means any federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).
1.62“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.
1.63“IC Prepayment Excess” has the meaning set forth in Section 9.3(a).
1.64“IC Prepayment Shortfall” has the meaning set forth in Section 9.3(a).
1.65“ICC” has the meaning set forth in Section 15.2(b).
1.66“Incentive Fee” has the meaning set forth in Section 9.2.
1.67“Incremental Costs” means the reasonable and documented costs and expenses incurred by EPI Health beginning on the Amendment Effective Date in performing its obligations under this Agreement for Promotion and Commercialization wherein such costs and expenses would not have been incurred by EPI Health but for its obligations under this Agreement, in all cases, to the extent such costs are (i) consistent with (and do not exceed) the Incremental Cost Budget, as may be amended from time to time, (ii) reasonable by industry standards and substantially similar to those costs incurred by EPI Health in connection with products owned by it or to which it has exclusive commercial rights, (iii) incurred primarily for the benefit of the Product and not any other products owned by EPI Health or to which it has rights (provided that, in the event that any such costs are incurred for the benefit of the Product and other products of EPI Health, “Incremental Costs” shall only include the pro rata amount of such costs that are attributable to the Product (based, for example, on a determination of the relative volume of sales of the Product versus such other products or on the number of hours worked with respect to the Product versus other such products)), and (iv) incurred by EPI Health directly or by Third Party contractors already engaged by MC2 as of the Effective Date or otherwise reasonably acceptable to MC2 (such activities, the “Incremental Cost Activities”). MC2 and EPI Health agree that a cost or expense that is included as an “Incremental Cost” in the Incremental Cost Budget is deemed to be an “Incremental Cost” for purposes of this definition. For clarity, Incremental Costs shall include payment of the Supply Price for supply of the Product. Notwithstanding anything to the contrary herein, (i) Incremental Costs with respect to the EPI Health Sales Representatives shall be defined as [***] of the costs incurred by EPI Health to employ up to [***] EPI Health Sales Representatives [***], and (ii) Incremental Costs will include all costs incurred by EPI Health to employ persons performing the operational positions identified in the Incremental Cost Budget so long as such positions are fully dedicated to the Promotion and Commercialization of the Product.

1.68“Incremental Cost Budget” has the meaning set forth in Section 7.2.
1.69“Indemnified Party” has the meaning set forth in Section 12.3(a).
1.70“Indemnifying Party” has the meaning set forth in Section 12.3(a).
1.71“Information” means any data, results and information of any type whatsoever, in any tangible or intangible form, including know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing materials, brochures, medical presentation materials, clinical and non-clinical study data and reports, regulatory submission summaries and regulatory submission documents, expertise, technology, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies, procedures, territory analyses, customer lists and analyses, call point data, market research and other commercialization materials.
1.72“Infringement” has the meaning set forth in Section 10.3(a).
1.73“Infringement Action” has the meaning set forth in Section 10.5.
1.74“Inventions” means any inventions and/or discoveries, including Information, processes, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice by or on behalf of a Party or its Affiliate or their respective sublicensees pursuant to activities conducted under this Agreement, in each case including all rights, title and interest in and to the intellectual property rights therein and thereto.
1.75“Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 3.1(a).
1.76“Licensed Know-How” means all Information Controlled as of the Effective Date or thereafter during the Term by MC2 and/or its Affiliate(s) and reasonably necessary for the use, importation, marketing, Promotion or Commercialization of the Product in the Field in the Territory.
1.77“Licensed Marks” means the U.S. trademarks and domain names for Wynzora™ Cream at any time during the Term and existing in the Territory for use with the Product. The Licensed Marks as of the Effective Date are listed on Exhibit 1.77.
1.78“Licensed Patents” means all patents and patent applications in the Territory that are Controlled as of the Effective Date or thereafter during the Term by MC2 and/or its Affiliates and that are reasonably necessary for the use, importation, marketing, Promotion or Commercialization of the Product in the Field in the Territory.
1.79“Licensed Technology” means, collectively, the Licensed Patents and Licensed Know-How.

1.80“Manufacture” or “Manufacturing” means (a) to make, produce, manufacture, process, fill, finish, package, label, perform quality assurance and testing (including stability testing) and release and (b) solely for the purpose of further Manufacturing (as defined in subsection (a)), to ship, supply, or store a compound or product or any intermediate or component thereof. When used as a noun or gerund, “Manufacture” or “Manufacturing” means activities involved in Manufacturing a compound or product or any intermediate or component thereof.
1.81“MC2” has the meaning set forth in the preamble of this Agreement.
1.82“MC2 Claims” has the meaning set forth in Section 12.2.
1.83“MC2 Damages” has the meaning set forth in Section 12.2.
1.84“MC2 Commercialization Activities” shall mean (a) Non-Detailing Promotion of the Product in the Territory, (b) negotiating with applicable payers and PBM’s and Governmental Authorities regarding the price and reimbursement status of Products in the Territory, in connection with the arrangements described in Exhibit 1.84 (the “Stage 1 Contracts”) and (c) performing such other activities related to the commercial sale of the Product that are expressly designated to be performed by MC2 pursuant to the terms of this Agreement, but excluding: (i) Development of the Product, (ii) Manufacturing of the Product, and (iii) Detailing of the Product.
1.85“MC2 IC Prepayment” has the meaning set forth in Section 9.3(a).
1.86“MC2 Indemnitees” has the meaning set forth in Section 12.1.
1.87“MC2 Obligations” has the meaning set forth in Section 14.4.
1.88“MC2 Pipeline Product” means a proprietary compound or product indicated for a dermatological indication owned and Controlled by MC2 that is in clinical Development or has received, or is in the process of receiving, Regulatory Approval in the Territory during the Term (but, for clarity, excluding any such product that came into MC2’s Control as a result of a Change of Control of MC2 or any Affiliate of MC2 after the Effective Date).
1.89“Measurement Periods” has the meaning set forth in Section 6.9.
1.90“Medical Affairs” means activities designed to facilitate appropriate medical use of, or conduct medical education or to support appropriate Third Party research regarding, the Product sold in the Territory, which may include: (a) activities of the Parties’ respective medical science liaisons who (i) conduct medical activities including providing input and assistance with consultancy meetings, recommend medically appropriate investigators for Clinical Trials and provide input in the design of such trials and other research related activities, and (ii) deliver non-promotional scientific and medical communications and conduct non-promotional activities including responding to inquiries of healthcare professionals for off-label information and presenting new Clinical Trial and other scientific information; (b) assessing requests for grants to support continuing medical education, symposia, or Third Party research related to the Product in the Territory; (c) development, publication and dissemination of publications relating to the Product in the Territory; (d) attendance at medical conferences and interaction with experts in the medical community, including Third Party organizations (e.g., health care professional societies and patient societies); (e) providing medical information services in response to inquiries communicated via EPI Health’s Sales Representatives or received by letter, phone call or digital technologies; (f) preparation and maintenance of Academy of Managed Care Pharmacy dossiers and other medical communications appropriate for managed care and access; and (g) performing healthcare economics and healthcare outcomes research other than any Clinical Trials or to the extent such research does not include surveillance or biostatistical studies.
1.91“Monthly IC Report” has the meaning set forth in Section 9.3(a).
1.92“Minimum Detail Effort” has the meaning set forth in Section 6.2.
1.93“NDA” means a New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA.
1.94“Net Sales” means the gross amount invoiced by EPI or its Affiliates, or its or their Sublicensees, for sales of the Product to Third Parties in the Territory (excluding any sales among EPI Health, its Affiliates and its or their Sublicensees), less the following deductions solely to the extent incurred, allowed, or accrued with respect to such sales, and solely to the extent such deductions are in accordance with GAAP: [***] (collectively, “Sales Deductions”). There will be no double-counting the foregoing Deductions.
1.95“New York Convention” has the meaning set forth in Section 15.2(b).
1.96“Novan” has the meaning set forth in Section 14.4.
1.97“Novan Transaction” has the meaning set forth in Section 16.5.
1.98“OPDP” means the FDA’s Office of Prescription Drug Promotion (formerly Division of Drug Marketing, Advertising and Communications) or its successor entity
1.99“Original Agreement” has the meaning set forth in the preamble of this Agreement.
1.100“P1 Detail” means [***].
1.101“P1 Notice” has the meaning set forth in Section 6.9.
1.102[***].
1.103“Party” has the meaning set forth in the preamble of this Agreement.
1.104 “Patent Challenge” has the meaning set forth in Section 11.4(a).

1.105 “PDF” has the meaning set forth in Section 16.15.
1.106 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, including any Governmental Authority.
1.107 “Pharmacovigilance Agreement” has the meaning set forth in Section 5.5.
1.108 “Prepaid Quarter” has the meaning set forth in Section 9.3(a).
1.109 “Product” means the finished product form of the pharmaceutical product, referred to as Wynzora™ Cream in the then-current form and packaging supplied by or on behalf of MC2 pursuant to Section 8.1 (it being understood that, as of the Effective Date, the Product is supplied in the forms described in Exhibit 1.109).
1.110 “Product Infringement” has the meaning set forth in Section 10.3(b).
1.111 “Product Inventions” has the meaning set forth in Section 10.1(a).
1.112 “Product Labeling” means (a) the FDA full prescribing information for the Product, including any required patient information, and (b) all labels and other written, printed or graphic matter upon any container, wrapper or any package insert or outsert utilized with or for the Product, in all cases, as approved by the FDA. As of the Effective Date, the Product Labeling is set forth in Exhibit 1.112.
1.113 “Product Samples” means Product packaged and distributed as a complimentary trial for use with patients in the Territory and in accordance with Applicable Laws and Guidelines and free goods provided for this purpose through coupons or other mechanisms.
1.114 “Promotion” means the conduct of (a) Detailing of the Product in the Territory and (b) other promotion, advertising, marketing, and/or offering for sale for purposes of a commercial sale of the Product in the Territory (such activities in subsection (b), collectively, “Non-Detailing Promotion”).
1.115 “Promotional Materials” means all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, reprints, direct mail, direct-to-consumer advertising, and digital technologies including internet and social media postings, internet sites, email and broadcast advertisements, in each case, intended for use or used by either Party or its Affiliates in connection with any Promotion of the Product.
1.116 “Quality Agreement” has the meaning set forth in Section 8.2.
1.117 “Quarterly IC Statement” has the meaning set forth in Section 9.3(a).
1.118 “Regulatory Approval” means all approvals necessary for the Manufacture, use, Promotion, importation, distribution, and sale of the Product in the Field in the Territory.

1.119 “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval in an applicable regulatory jurisdiction, including the FDA.
1.120 “Regulatory Materials” means regulatory applications, submissions, notifications, correspondences, registrations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary in order to Develop, Manufacture, market, sell or otherwise Commercialize, the Product in the Field in the Territory, including INDs and NDAs for the Product in the Field in the Territory.
1.121 “Royalty Payment” has the meaning set forth in Section 9.1.
1.122 [***].
1.123 “SEC” means the U.S. Securities and Exchange Commission or its successor entity.
1.124 “Second Measurement Period” has the meaning set forth in Section 6.9.
1.125 “Subcommittee” has the meaning set forth in Section 3.4.
1.126 “Sublicensee” has the meaning set forth in Section 2.4.
1.127 “Sunset Payment” has the meaning set forth in Section 14.6(a).
1.128 “Sunset Period” has the meaning set forth in Section 14.6(a).
1.129 “Supply Terms” has the meaning set forth in Section 8.1.
1.130 [***].
1.131 “Tax” means any tax (including any income tax, franchise tax, net worth tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, addition, penalty or interest), imposed, assessed or collected by any Governmental Authority in or with respect to the Territory.
1.132 “Tax Withholding” has the meaning set forth in Section 9.9(c).
1.133 “Term” has the meaning set forth in Section 14.1.
1.134 “Territory” means the United States of America (the “U.S.”), including all possessions, territories and commonwealths thereof and all United States military bases.

1.135 “Third Party” means any Person other than MC2 or EPI Health or an Affiliate of either Party.
1.136 “True-up Adjustment” has the meaning set forth in Section 9.5.
1.137 “Uncured Late Payment” has the meaning set forth in Section 14.2.
1.138 “Unreimbursed Cumulative MC2 IC” means the amount by which the Cumulative MC2 IC exceeds the total Royalty Payments paid to MC2 hereunder from the Amendment Effective Date until the end of the Term.
Article 2

License Grants
2.1Grant of Rights. Subject to the terms and conditions of this Agreement, MC2 hereby:
(a)grants to EPI Health an exclusive (even as to MC2 and its Affiliates) right and license under the Licensed Technology and the Product NDA to Detail the Product and conduct the EPI Commercialization Activities (other than Non-Detailing Promotion) in the Field in the Territory, which license shall not be sublicensable except to EPI Health’s Affiliates in accordance with Section 2.4 solely to perform EPI Commercialization Activities (other than Detailing) in accordance with the terms herein or with MC2’s prior written consent;
(b)grants to EPI Health a co-exclusive (with MC2 and its Affiliates) right and license under the Licensed Technology and the Product NDA to conduct Non-Detailing Promotion of the Product in the Field in the Territory, which license shall not be sublicensable except to EPI Health’s Affiliates in accordance with Section 2.4 solely to perform Non-Detailing Promotion in accordance with the terms herein or with MC2’s prior written consent; and
(c)appoints EPI Health to serve as its exclusive (even as to MC2 and its Affiliates) distributor of the Product in the Field in the Territory, and accordingly grants EPI Health a right and license under the Licensed Technology and the Product NDA, which license shall not be sublicensable except to EPI Health’s Affiliates in accordance with Section 2.4 to perform any other EPI Commercialization Activities (other than Detailing) not described in subsections (a) and (b) above with respect to the Product, in accordance with the terms herein, or with MC2’s prior written consent.
2.2Retained Rights. Notwithstanding the exclusive rights granted to EPI Health under Section 2.1, MC2 and its Affiliates shall retain the following rights:
(a)the co-exclusive right to conduct Non-Detailing Promotion of the Product in the Territory;

(b)the exclusive right to perform any MC2 Commercialization Activities not described in subsection (a) above, with respect to the Product in the Territory;
(c)the exclusive right to Promote, Manufacture, and Commercialize the Products outside the Territory;
(d)the exclusive right to Manufacture or have Manufactured the Products in the Territory for sale by EPI Health in the Territory, or for use by or on behalf of MC2 outside of the Territory; and
(e)the exclusive right to Develop or have Developed the Products.
2.3Limited Trademark License to EPI Health. Subject to the terms and conditions of this Agreement, during the Term of this Agreement, MC2 grants to EPI Health a non-exclusive, non-sublicensable (except to a Sublicensee), non-transferable (except as set forth in Section 16.4) right and license, to use the Licensed Marks in the Territory solely to the extent necessary for EPI Health to perform its obligations and exercise its rights under this Agreement.
2.4No Sublicensing. EPI Health may not grant a sublicense under the licenses granted to EPI Health under Section 2.1 without MC2’s prior written consent, except that EPI Health may grant a sublicense to an Affiliate of EPI Health for purposes of subcontracting certain obligations of EPI Health with respect to EPI Commercialization Activities (other than Detailing), Non-Detailing Promotion, and distribution pursuant to Section 2.1 to such Affiliate. For clarity, EPI Health may not grant a sublicense to or subcontract with an Affiliate of EPI Health or a Third Party for such Affiliate or Third Party to Detail the Product without MC2’s prior written consent. For purposes of this Agreement, any permitted sublicensee of EPI’s rights under Section 2.1 shall be deemed a “Sublicensee”. EPI Health will include in each sublicense agreement an obligation of each of its Sublicensees to comply with all of the relevant provisions of this Agreement and EPI Health will remain responsible for its obligations under this Agreement and will be responsible for the performance of each of its Sublicensees and subcontractors. EPI Health shall be liable for the failure of its Sublicensees to comply with the relevant obligations under this Agreement and shall, at its own cost, enforce compliance by Sublicensees with the terms of the sublicense agreement.
2.5Non-Compete.
(a)During the Term of this Agreement, neither EPI Health nor any of its Affiliates shall, directly or indirectly, market, detail, offer for sale, sell, have sold, promote or otherwise Commercialize any product that is approved as a drug for the same indication as a Product and directly competitive with such Product (“Competing Product”) in the Territory; provided that, EPI Health shall have the right to continue to market, detail, offer for sale, sell, have sold, promote or otherwise Commercialize any product that it owns and Controls as of the Effective Date that would otherwise constitute a Competing Product.

(b)During the Term of this Agreement, neither MC2 nor its Affiliates shall, directly or indirectly, market, detail, offer for sale, sell, have sold, promote, or otherwise Commercialize a Competing Product in the Territory; provided that, MC2 shall have the right to market, detail, offer for sale, sell, have sold, promote or otherwise Commercialize any product that it owns and Controls as of the Effective Date that would otherwise constitute a Competing Product [***].
2.6MC2 Pipeline Product. From time to time during the Term, but at least on an annual basis, MC2 shall present to EPI Health a summary of the material characteristics of any MC2 Pipeline Product(s) that MC2 intends to Promote and Commercialize in the Territory during the three year period following each such presentation; provided that, MC2 shall be required to disclose such information to EPI Health solely to the extent that MC2 has not notified EPI Health that EPI Health is then in breach of any material term of this Agreement.
2.7No Implied Rights. Except for the limited rights expressly granted under Section 2.1 and the license to Licensed Marks granted under Section 2.3, no right, title or interest with respect to the Products or any Licensed Technology or other intellectual property right of MC2 or its Affiliates is granted by MC2 to EPI Health hereunder and MC2 retains all rights and interests other than expressly granted under this Agreement.
Article 3
Governance

3.1Joint Steering Committee.
(a)Purpose; Formation. The Parties hereby establish a Joint Steering Committee (the “Joint Steering Committee” or “JSC”) that will monitor and oversee the Development of the Product, the Promotion of the Product, the conduct of EPI Commercialization Activities, the conduct of the MC2 Commercialization Activities, the Manufacture of the Product and any collaborative activities of the Parties under this Agreement and that will facilitate communications between the Parties with respect to such activities and will otherwise have the responsibilities set forth in Section 3.1(c) below. EPI Health agrees that MC2 shall not be required to disclose to the JSC any CMC information regarding the Manufacture of the Product that is Confidential Information of MC2.
(b)Composition. Each Party shall initially appoint three (3) representatives to the JSC, each of whom shall have sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities and one (1) of which shall be the Party’s Alliance Manager. Each Party shall designate their initial representatives to the JSC within ten (10) Business Days following the Effective Date. The JSC may change its size from time to time by mutual consent of its members; provided, however, that the JSC shall at all times consist of an equal number of representatives of each of MC2 and EPI Health. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-members (including consultants and advisors of a Party who are under an obligation of confidentiality consistent with this Agreement) to participate in the discussions and meetings of the JSC, provided that such participants shall have no voting authority at the JSC. The JSC shall have two (2) chairpersons, one from each of MC2 and EPI Health. The role of the chairpersons shall be to convene and preside at meetings of the JSC.
(c)Specific Responsibilities. In addition to its overall responsibility for monitoring and providing a forum to discuss and coordinate the Parties’ activities and responsibilities under this Agreement, the JSC shall in particular:
(i)provide a forum to discuss and coordinate the Promotion of the Product;
(ii)discuss sales performance and metrics with respect to EPI Heath’s Sales Representatives, including the identification of target prescribers and sales accounts, as applicable;
(iii)discuss and obtain MC2’s approval of the Commercialization Plan (which shall include the Field Force Detailing Plan) and agree on the Incremental Cost Budget, and any amendments to either of the foregoing, and review and update from time to time, but no less than once per Calendar Year, the Commercialization Plan;
(iv)discuss the conduct of any post-Regulatory Approval Development of the Product to be conducted by MC2 in the Territory;
(v)review and discuss draft regulatory filings to be filed by MC2 and to discuss communications to be made by MC2 with Regulatory Authorities related to or required for the Product in the Territory, including in connection with the receipt of any regulatory notices;
(vi)establish Subcommittees as it deems necessary to achieve the objectives and intent of this Agreement, to which Subcommittees the JSC may delegate its responsibilities under this Section 3.1(c), and resolve disputes presented by such subcommittees;
(vii)provide compliance oversight with respect to EPI Health’s activities under this Agreement; and
(viii)perform such other functions as appropriate to further the purposes of this Agreement as allocated to it in writing by the Parties or as specified in the Agreement.
(d)Meetings. The Parties shall endeavor to have their first meeting of the JSC within [***]. The JSC shall meet at least [***] per Calendar Quarter during the Term spaced at regular intervals unless the Parties mutually agree in writing to a different frequency for such meetings. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by providing at least [***] prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next scheduled meeting, and such Party shall provide the JSC no later than [***] prior to the special meeting with materials reasonably adequate to enable an informed decision. No later than [***] prior to any regularly scheduled meeting of the JSC, the chairpersons of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JSC may meet in person, by videoconference or by teleconference. Notwithstanding the foregoing, at least [***] meetings per Calendar Year shall be in person. In-person JSC meetings will be held at locations in the U.S. alternately selected by MC2 and by EPI Health. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC shall be effective only if at least one (1) JSC representative of each Party is present or participating in such meeting. Alliance Managers will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect, without limitation, decisions made at such meetings. The Alliance Managers shall send draft meeting minutes, including a description of all discussions and decisions, to each member of the JSC for review and approval within [***] after each JSC meeting. Such minutes will be deemed approved unless one (1) or more members of the JSC object to the accuracy of such minutes within [***] of receipt.
(e)Decision-Making. In addition to resolving issues specifically delegated to it, the JSC shall have the authority to resolve any disputes not resolved by any Subcommittee or as designated in this Agreement. The representatives from each Party will have, collectively, one (1) vote on behalf of that Party on the JSC, and all decision-making shall be by consensus. If the JSC is unable to reach consensus on any issue for which it is responsible within [***] after good faith attempts to resolve the issue have failed, the JSC shall refer such dispute to the Alliance Managers of the Parties. If the Alliance Managers cannot resolve the dispute within [***] from the initiation of discussions, the dispute shall be referred to the Parties’ Executive Officers. If the Executive Officers cannot resolve the dispute within [***] from the initiation of discussions, then, subject to Section 3.2, the decision of MC2’s Executive Officer shall be final and binding on the Parties; provided that, any dispute regarding an issue that expressly requires the approval of both Parties shall be resolved by the Parties as set forth in Article 15 (Dispute Resolution).
3.2JSC Authority. The JSC shall have solely the powers expressly assigned to it in Section 3.1 and elsewhere in this Agreement, and shall not have any power to amend, modify, or waive compliance with this Agreement or to bind either Party to incur additional liability or expense not expressly provided for in this Agreement without such Party’s consent. It is expressly understood and agreed that the control of decision-making authority by MC2, pursuant to Section 3.1(e), will not authorize MC2 to unilaterally modify or amend, or waive its own compliance with, the terms of this Agreement.
3.3Alliance Managers. Within [***], each Party will appoint (and notify the other Party of the identity of) a representative of such Party having a general understanding in matters related to pharmaceutical development, commercialization, and promotion, to act as its alliance manager under this Agreement (each an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by written notice to the other Party. The Alliance Managers will serve as the primary contact point between the Parties for the purpose of facilitating the flow of Information and otherwise promoting communication, coordination and collaboration between the Parties.
3.4Subcommittees. From time to time, the JSC may establish joint subcommittees to oversee particular projects or activities (such as Licensed Product Development and Commercialization), as it deems necessary or advisable (each, a “Subcommittee”).
Article 4

Development
4.1Regulatory Approval for the Products. MC2 shall use Commercially Reasonable Efforts to obtain approval from FDA of the Product NDA as soon as practicable after the Effective Date. Thereafter, MC2 shall be responsible for maintaining the Product NDA in full force and effect during the Term.
4.2Post-Approval Development. Subject to Section 4.1, MC2 shall have the sole right to conduct Development of the Products, and may do so for any indication, and for purposes of Commercialization within or outside of the Territory, at its discretion and at its own cost. For clarity, MC2 shall be solely responsible for and shall bear all costs of conducting, any post-Regulatory Approval studies of the Product required by the FDA in the Field in the Territory. EPI Health shall not conduct any Development of the Products without MC2’s prior written consent (which may be withheld in MC2’s sole discretion).
4.3Development Records and Reports. MC2 shall maintain complete and accurate records of all Development conducted by MC2 with respect to the Products in the Field in the Territory, including the conduct of any post-Regulatory Approval work conducted with respect to the Product. MC2 shall update the JSC on a [***] basis with the results and progress of any post-Regulatory Approval work conducted by MC2 with respect to the Product in the Field in the Territory.
Article 5

Regulatory Matters
5.1Regulatory Filings and Approvals
(a)Except for the regulatory filings and responsibilities identified as being EPI Health’s responsibility on Exhibit 5.1, MC2 shall be responsible for, and shall use Commercially Reasonable Efforts to prepare and file, all Regulatory Materials required by the FDA or other federal Regulatory Authority with respect to Product and shall be responsible for all regulatory and registration activities for the Product in the Territory at MC2’s cost and expense, including, but not limited to being solely responsible for interacting with FDA and maintaining the Regulatory Approval for the Product. Subject to subsection 5.1(b) below, MC2 or its Affiliates shall be the holder of the Regulatory Approvals and the NDC code for the Product.

(b)EPI Health shall maintain all licenses, permits, and approvals required to perform its obligations under this Agreement.
(c)Under the oversight of the JSC, EPI Health shall be responsible for, and shall use Commercially Reasonable Efforts to prepare and file, the Regulatory Materials that are indicated on Exhibit 5.1 as being EPI Health’s responsibility. EPI Health shall be responsible for preparing and filing Regulatory Materials associated with Promotional Materials, including all filings and interactions with the OPDP, and EPI Health shall use Commercially Reasonable Efforts to do so. EPI Health shall provide the JSC with a copy of each such filing before submission thereof to allow the JSC reasonable time to review and approve such filing, which the Parties will cause the JSC to review and respond within [***] of submission. EPI Health shall promptly, but in any case, within [***] of receipt, provide the JSC with complete copies of all correspondence relating to Promotional Materials with Regulatory Authorities, including OPDP. EPI Health shall not be permitted to use any such Promotional Materials in connection with its Promotion or Commercialization of the Product in the Territory until EPI Health has filed all required Regulatory Materials with the appropriate Regulatory Authorities. Subject to MC2’s approval authority hereunder and subject to MC2’s obligation to ensure that the Product Labeling complies with Applicable Laws, EPI Health shall ensure that all Promotional Materials used by or on behalf of EPI Health in connection with the Promotion or Commercialization of the Product in the Territory comply with all Applicable Laws and requirements of applicable Regulatory Authorities.
5.2Regulatory Communications. MC2 will have primary operational responsibility for interactions and communications with the FDA or other federal Regulatory Authority regarding the Product, including attending related meetings. MC2 shall notify EPI Health in advance of any meetings with or communications to the FDA or other federal Regulatory Authorities related to the Product, to the extent they may impact the Development or supply of the Product or otherwise relate to EPI Health’s rights or obligations under this Agreement. Unless prohibited by FDA, EPI Health shall be permitted to have one EPI Health representative participate in any such meetings with FDA, that is relevant to the performance of the EPI Commercialization Activities, as an observer. MC2 shall provide to EPI Health copies of such material correspondence with the FDA or any Regulatory Authority regarding the Product that is relevant to the performance of the EPI Commercialization Activities, except that MC2 may redact any CMC information with respect to the Product from such copies. MC2 shall consider in good faith any input timely provided by EPI Health regarding regulatory activities relating to the Product in the Territory and will promptly update EPI Health on the results of regulatory communications.
5.3Regulatory Cooperation. In addition to any activities for which a Party is responsible pursuant to Sections 5.1 and 5.2, each Party shall use Commercially Reasonable Efforts to conduct the regulatory activities expressly assigned it to under Exhibit 5.1. Each Party shall reasonably assist the other Party in connection with activities for which such other Party is responsible under Exhibit 5.1. In addition, the Parties shall coordinate and discuss regulatory strategies, approaches and responses, as applicable, with respect to any areas that expressly require collaboration of the Parties pursuant to Exhibit 5.1 (e.g., Product reimbursement).

5.4Product Withdrawals and Recalls. If any Regulatory Authority (a) threatens, initiates or advises any action to remove the Product from the market in the Territory, or (b) requires or advises MC2, EPI Health or their respective Affiliates to distribute a “Dear Health Care Provider” letter or its equivalent regarding use of the Product in the Territory, then MC2 or EPI Health, as applicable, shall notify the other Party of such event as soon as reasonably practicable, but in no event later than [***] (or sooner if required by Applicable Laws) after such Party becomes aware of the action, threat, advice or requirement (as applicable). Immediately thereafter, the JSC together with the Parties’ respective heads of Quality or other designees, will discuss and attempt to agree upon whether to recall or withdraw the Product in the Territory; provided, however, that the Parties will agree to any recall or withdrawal mandated by the applicable Regulatory Authority, and otherwise if the Parties fail to agree within an appropriate time period, MC2 shall have final decision-making authority and shall have the right to decide in its sole discretion whether to recall or withdraw the Product in the Territory. The Parties shall promptly implement any such recall, with EPI Health taking the lead role in implementing the recall. MC2 shall reimburse EPI Health for any expenses incurred by EPI Health with respect to a recall or withdrawal of the Product in the Territory, except to the extent that the recall or withdrawal is attributable to a claim or damage for which EPI Health is responsible under Article 12, in which event EPI Health shall bear such costs.
5.5Safety Reporting. The Parties’ obligations with respect to exchanging and reporting adverse events and other safety Information relating to the Product are set forth in the pharmacovigilance agreement attached hereto as Exhibit 5.5 (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement shall require that EPI Health shall perform such pharmacovigilance activities (including the collection and reporting of quality complaints, adverse events and safety data related to the Products in the Territory to applicable Regulatory Authorities) performed by EPI Health for other products Promoted and/or Commercialized by EPI Health, in a manner that is consistent with the standards applied by EPI Health for such other products (but in any event, applying no less than industry standards for the performance of such activities for products that are similar to the Product). Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and Sublicensees to comply with such obligations.
5.6Standards of Conduct. Each Party shall make regulatory filings and conduct all other regulatory activities required to be performed by such Party under this Article 5 in compliance with all Applicable Laws.
Article 6

Promotion
6.1Promotion Efforts. Subject to the terms and conditions of this Agreement, EPI Health shall deploy its Sales Representatives and use Commercially Reasonable Efforts to Promote the Product in the Field in the Territory in accordance with the Commercialization Plan (including the Field Force Detailing Plan) and the terms of this Agreement, and EPI Health shall be solely responsible for the operation, reporting and management of such

Promotional activities. Without limiting the generality of the foregoing, EPI Health shall be responsible for the following:
(a)EPI Health shall supervise, train and maintain such competent and qualified Sales Representatives as may be required to Promote the Product as provided herein and in the Field Force Detailing Plan (such training to include a reasonable proficiency examination for all Sales Representatives who will be engaged in Detailing).
(b)EPI Health shall use Commercially Reasonable Efforts to ensure that its Sales Representatives Promote the Product in the Field in the Territory as a P1 Detail [***] as set forth in the Commercialization Plan and Field Force Detailing Plan;
(c)EPI Health shall, and shall ensure that its Sales Representatives shall, in all material respects conform its and their practices and procedures relating to the marketing and Promotion of the Product in the Field in the Territory to all Applicable Laws and shall promptly notify MC2 of and provide MC2 with a copy of any correspondence or other reports with respect to the marketing or Promotion of the Product submitted to or received from the applicable Governmental Authority relating to such Applicable Laws;
(d)EPI Health shall, and shall ensure that its Sales Representatives shall, in all material respects conform its practices and procedures relating to educating the medical community in the Territory with respect to the Product to any applicable FDA regulations, as the same may be amended from time to time;
(e)EPI Health shall in all material respects conform its practices and procedures relating to sampling in the Territory to sampling practices and procedures in compliance with the Prescription Drug Marketing Act of 1987, as the same may be amended from time to time;
(f)At MC2’s reasonable request, EPI Health shall provide MC2 with copies of any written material communications disseminated by EPI Health generally to its Sales Representatives Promoting the Product in the Territory relating to the marketing strategy for the Product;
(g)In connection with the Promotion of the Product hereunder, EPI Health shall not, and shall procure that its Sales Representatives shall not, make any statement, representation or warranty, oral or written, to Third Parties, concerning the Product that is inconsistent with, or contrary to, the Product Labeling or any Promotional Materials; and
(h)Once a Calendar Quarterly basis, EPI Health shall furnish to MC2 a summary of information coming to EPI Health’s attention in the Territory concerning introductions and promotional activities of products competitive with the Product and of any serious complaints regarding the Product (other than those described in Section 5.5), it being understood that there is no obligation on EPI Health to solicit such information.
6.2Field Force Detailing Plan. EPI Health shall develop and propose for JSC approval for inclusion in the Commercialization Plan a Calendar Quarterly Detailing and

targeting plan for the Product (“Field Force Detailing Plan”), together with [***]. Such plan shall include [***] (collectively, the “Minimum Detail Effort”). Such Field Force Detailing Plan must be consistent with the then-current Incremental Cost Budget.
6.3EPI Health’s Minimum Detail Efforts.
(a)The Field Force Detailing Plan shall set forth the target number of P1 Details expected to be conducted by EPI Health on a Calendar Quarter basis during the period covered by such plan (the “EPI Health Target Quarterly Details”), and EPI Health’s performance against the EPI Health Target Quarterly Details shall be measured on a Calendar Quarter basis. For the avoidance of doubt, only P1 Details shall constitute “Details” for purposes of meeting the EPI Health Target Quarterly Details. EPI Health shall use Commercially Reasonable Efforts to achieve the EPI Health Target Quarterly Details in each Calendar Quarter during the Term. If the Parties cannot agree on increasing the EPI Health Target Quarterly Details when approving or amending the Commercialization Plan in accordance with Section 7.2 or 7.3, as applicable, the then-current EPI Health Target Quarterly Details will continue to apply, provided, however, that the number of EPI Health Target Quarterly Details will not be more than are covered by the then-current Incremental Cost Budget. In no event will EPI Health be able to decrease the EPI Health Target Quarterly Details without MC2’s written approval, provided that the number of EPI Health Target Quarterly Details must not be more than the then-current Incremental Cost Budget.
(b)If, with respect to any Calendar Quarter during the Term, EPI Health fails to meet at least [***] of the EPI Health Target Quarterly Details, as the case may be, for the Product as provided under Section 6.3(a), MC2 shall have the right to undertake and/or cause a designated Third Party to assist MC2 in undertaking the Promotion of the Product upon providing notice to EPI Health. From and after such notice provided hereunder, EPI Health shall no longer have the exclusive right to Promote the Product and MC2 and such Third Parties as may be designated by MC2 from time to time shall have the right to undertake Promotion of the Product. Such remedy by MC2 may be exercised by MC2 in order to limit the damages it may otherwise suffer due to EPI Health’s failure to perform under Section 6.3(a), but shall not limit any other right or remedy MC2 may have in connection with such failure, including termination of this Agreement due to material breach. During any Calendar Quarter in which MC2 exercises its right to assist (or have assisted by a Third Party) EPI Health in Promoting the Product, (i) the Commercialization Fee owed to EPI Health pursuant to Section 9.1 shall be reduced by [***] and (ii) MC2 shall not be responsible for paying the Incremental Costs for the Base Sales Representatives; provided that, (x) MC2 shall continue to fund the Incremental Costs for the operational positions fully dedicated to the Promotion and Commercialization of the Product and shall pay the fully loaded cost to employ any Additional Sales Representatives, as each is set forth in the Incremental Cost Budget, and (y) such Commercialization Fee shall be restored to its original percentage and MC2 shall resume payment of the Incremental Costs for the Base Sales Representatives after the first Calendar Quarter in which EPI Health meets at least [***] of the EPI Health Target Quarterly Details (it being understood that MC2 shall permit EPI Health to resume exclusive Promotion of the Product in the Territory upon EPI Health’s reasonable demonstration to MC2 of its capabilities to do so).

(c)Notwithstanding anything to the contrary herein, EPI Health’s obligations hereunder in clause 6.1(b) to position the Product as a P1 Detail [***] to meet the Target Quarterly Details for the Product as set out in clause 6.3(a) shall be excused (and MC2’s remedies under Section 6.3(b) to reduce Commercialization Fee or to terminate under Section 14.2 shall not apply) during any period of time during which: (i) the FDA approval for the Product has not been obtained or has been suspended or lapsed, (ii) there is insufficient supply of the Product to support P1 Detail positioning, or (iii) there is commercial sale of a generic equivalent product (as defined below) in the Territory by a non-Affiliated third party as evidenced by IMS data, in each case (i)-(iii) that such event is not due to a failure by EPI Health to comply with its obligations under this Agreement (each, an “Excused Interruption”). For the avoidance of doubt, a generic equivalent product is defined to be a product that must be approved by the FDA pursuant to the FDA’s ANDA process and that must carry a generic equivalency rating of “AB” to the Product. If EPI Health’s Detailing obligations hereunder are interrupted for any reason permitted under this Section 6.3(c), then those obligations shall be reinstated by EPI Health as soon as reasonably possible after such interruption.
6.4Target Incentive Compensation. Promptly after the Effective Date, EPI Health shall develop an incentive compensation package for each Sales Representative that [***], subject to MC2’s review and comment prior to implementation of the incentive plan. On at least a Calendar Quarterly basis, the Parties shall meet, through the JSC, to review the target incentive compensation and the actual incentive compensation paid out to the Sales Representatives to discuss, in good faith, any appropriate adjustments to the sales targets and goals related to the Product in the Field in the Territory.
6.5Report. EPI Health shall keep reasonably complete and accurate records of all Details of the Product in the Territory carried out by it to Promote the Product in the Territory during each Year of the Term (and indicating which of such Details constitute P1 Details). Detailing performed by EPI Health hereunder shall be tracked using EPI Health’s internal recording of such activity, which tracking shall be on substantially the same basis as EPI Health’s measurement for the EPI Health Sales Representatives detailing of its other products, consistently applied throughout the Term. EPI Health shall submit to MC2, within [***] during the Term, a report containing the number of Details performed by the EPI Health Sales Representatives for each Product Detailed by such Sales Representatives in the Territory and an accounting of the number of the EPI Health Sales Representatives that performed such Detailing of the Product. EPI Health covenants that the records of all Details of the Products in the Territory shall be reported and kept in the same manner as done by EPI Health Sales Representatives and marketing personnel for all other products marketed by EPI Health’s sales force or in a manner agreed to by MC2. The monthly report provided by EPI Health pursuant to this Section 6.5 shall include actual physician data, the number of Details made, the date or week in which made, and, if available, the location made. EPI Health shall provide the monthly reports required by this Section 6.5 by electronic means preferably compatible with MC2’s systems, or otherwise in a form as the Parties may mutually agree upon; provided that EPI Health shall not be obligated to invest in any new electronic reporting system or software.

6.6Activities of Sales Representatives.
(a)EPI Health shall be responsible for hiring the EPI Health Sales Representatives. The number of EPI Sales Territories and the timing of hiring any EPI Health Sales Representatives shall be determined by mutual agreement of MC2 and EPI Health. Subject to MC2’s obligation to reimburse EPI Health pursuant to Section 9.3 hereof, EPI Health shall, in the first instance, have sole responsibility for paying all costs and expenses in connection with its Sales Representatives and related management, including salaries, travel expenses and other expenses, credentialing, licensing, providing benefits, deducting federal, state and local payroll taxes, Federal Insurance Contributions Act contributions, Federal Unemployment Insurance, State Unemployment Insurance and any similar taxes and paying workers’ compensation premiums, unemployment insurance \contributions and any other payments required by Applicable Laws to be made on behalf of employees. Nothing in this Agreement shall be construed to conclude that any of EPI Health’s Sales Representatives or any other agents or employees of EPI Health are agents or employees of MC2 or subject to MC2’s direction and control. EPI Health shall have sole authority over the terms and conditions of employment of its Sales Representatives, including their selection, management, compensation (including incentive plans) and discharge.
(b)EPI Health shall be responsible and liable for the compliance of its Sales Representatives with all relevant terms of this Agreement, the Field Force Detailing Plan and Applicable Law.
(c)If EPI Health determines that any of its Sales Representatives that are engaged in Promotion of the Product has violated any Applicable Laws in any material respect, or failed to comply with this Agreement in any material respect, then EPI Health shall notify MC2 of the violation and shall take the appropriate remedial action. Subject to the foregoing, EPI Health shall be solely responsible for taking any disciplinary actions in connection with its Sales Representatives that are engaged in Promotion.
6.7Promotional Materials; Training of Sales Representatives.
(a)Advertising and Promotional Materials.
(i)MC2 shall be responsible for leading the overall strategy of the Product messaging for the Promotional Materials, and shall discuss and gain agreement with EPI Health, through the JSC, with respect to such strategy and messaging. EPI shall be responsible for generating Promotional Materials for the Product in the Territory, consistent with the Promotional strategy and Product messaging developed by MC2 and agreed to by EPI Health. The Parties shall discuss any contemplated changes in strategy or brand messaging for the Product for consideration in an amended Commercialization Plan.
(ii)The Parties agree that the Promotional Materials may include trademarks owned by EPI Health (collectively, “EPI Health Trademarks”) to indicate that the Product is distributed by EPI Health. EPI Health shall own all right, title, and interest in any EPI Health Trademark. EPI Health hereby grants to MC2 during the Term a non-exclusive, royalty-free, fully paid-up right and license under the EPI Health Trademarks, to use or otherwise exploit the Promotional Materials in the Territory in the exercise of MC2’s rights or performance of MC2’s obligations under this Agreement.
(iii)MC2 and EPI shall jointly own all right, title and interest in and to any and all Promotional Materials and any intellectual property rights therein, other than any trademarks owned by the other Party that are used in the Promotional Materials, which trademarks shall be owned in accordance with Sections 6.7(a)(ii) and Section 7.10(c), as applicable. Each Party shall be entitled to practice, license, assign and otherwise exploit the Promotional Materials and any intellectual property rights therein (other than the other Party’s trademarks used in the Promotional Materials, which trademarks may be exploited solely in accordance with the licenses granted pursuant to Sections 6.7(a)(ii) and Section 2.3, as applicable), without the duty of accounting to or seeking consent from the other Party.
(b)Product Samples. MC2 shall be responsible for Manufacturing or having Manufactured all Product Samples for Promotion in the Territory, pursuant to the Supply Terms. EPI Health shall distribute and manage the Product Samples in a manner consistent with the Commercialization Plan (including the budget therein), EPI’s internal sampling practices for products owned by EPI and Applicable Laws relating to sample accountability, including reporting responsibilities and records pertaining to theft and loss.
(c)Product Training. EPI shall be responsible, in consultation with MC2, for preparing the initial Product training programs and materials for the EPI Health Sales Representatives, and EPI Health shall conduct Product training programs for EPI Health Sales Representatives who will participate in Promoting the Product to ensure a consistent, focused promotional strategy.
(d)Compliance Training. EPI Health shall provide its EPI Health Sales Representatives with appropriate training on proper marketing and sales techniques. EPI Health shall be responsible for training its Sales Representatives on, and will instruct its Sales Representatives to comply with, all Applicable Laws.
(e)[***].
6.8MC2 Obligations. In connection with the Promotion of the Product hereunder, MC2 shall comply with all applicable Laws and not make any statement, representation or warranty, oral or written, to Third Parties, concerning the Product that is inconsistent with, or contrary to, the Product Labeling. MC2 shall promptly notify EPI Health of and provide EPI Health with a copy of any correspondence or other reports with respect to the marketing or Promotion of the Product submitted to or received from any applicable Governmental Authority in the Territory. MC2 shall not use Promotional Materials for the Promotion of the Product other than those agreed upon by the Parties hereunder in the Territory.

6.9P1 Detail Positioning. At any time following the twelve month anniversary of the Execution Date, EPI Health may cease Promoting the Product as a P1 Detail by providing written notice to MC2 (the “P1 Notice”) of its intent to no longer Promote the Product as a P1 Detail (including by Promoting the Product as anything other than a P1 Detail) ninety (90) days prior to the effective date of such change (which notice may be provided prior to the expiration of such twelve-month period, but in any event shall not be effective prior to the expiration of such twelve-month period). During such ninety-day period, the Parties may engage in good faith discussions to modify the Commercialization Plan consistent with EPI Health no longer Promoting the Product as a P1 Detail. From and after the effective date of such change (and, for clarity, regardless of whether or not EPI Health provides a P1 Notice), (i) MC2 shall not be responsible for paying or reimbursing EPI Health for the Incremental Costs for the Base Sales Representatives, (ii) MC2 otherwise shall continue to fund the Incremental Costs, including for the operational positions fully dedicated to the Promotion and Commercialization of the Product and shall fund the fully loaded cost to employ any Additional Sales Representatives, as each is set forth in the Incremental Cost Budget, (iii) EPI Health shall use Commercially Reasonable Efforts to Detail the Product but shall no longer be obligated to comply with any provisions herein that require P1 Detailing, comply with the Field Force Detailing Plan, to satisfy the Target Quarterly Details, or to pay incentive compensation to sales representatives in accordance with Section 6.4 hereof, (iv) MC2, in its sole discretion, subject to the Agreed Budget Limitations, may amend the then-current Incremental Cost Budget and approve all subsequent Incremental Cost Budgets consistent with EPI Health no longer Promoting the Product as a P1 Detail, provided that such discretion shall not give MC2 the right to direct what position the Product will be detailed in by EPI Health, (v) the rights granted to EPI Health under Section 2.1 shall automatically become non-exclusive, and (vi) MC2 may terminate this Agreement upon sixty (60) days’ written notice to EPI Health, such notice to be provided no later than one hundred twenty (120) days following receipt of the P1 Notice. In addition, MC2 may terminate this Agreement upon sixty (60) days’ written notice to EPI Health (a) if during the twelve month period following the Execution Date, EPI fails to Promote the Product as a P1 Detail (including by Promoting the Product as anything other than a P1 Detail), or (b) upon the occurrence of a Commercial Trigger, in each case (a) and (b), other than due to an Excused Interruption. For any period of time during the Term for which EPI Health fails to Promote the Product as a P1 Detail (including by Promoting the Product as anything other than a P1 Detail), MC2 shall not be responsible for paying or reimbursing EPI Health for the Incremental Costs for the Base Sales Representatives. For purposes of this Section 6.9, “Commercial Trigger” means, either (x) for the twelve-month period following the Execution Date (the “First Measurement Period”), (A) aggregate Net Sales of the Product in the Territory are less than Ten Million Dollars ($10,000,000), and (B) aggregate prescriptions of the Product in the Territory are less than [***] or, at the end of such First Measurement Period, the Product is not selling at a gross-to-net of [***]; or (y) for the twelve-month period following the one year anniversary of the Execution Date (the “Second Measurement Period,” and, together with the First Measurement Period, the “Measurement Periods”), (A) aggregate Net Sales of the Product in the Territory are less than Eighteen Million Dollars ($18,000,000), and (B) aggregate prescriptions of the Product in the Territory are less than [***] or, at the end of the Second Measurement Period, the Product is not selling at a gross-to-net of [***], in each case (x) and (y), other than due to an

Excused Interruption; provided that MC2 may provide written notice of termination to EPI Health based on the occurrence of a Commercial Trigger at the end of the applicable Measurement Period and shall provide such notice no later than the earlier of one hundred twenty (120) days following MC2’s receipt of the Commercialization Report for the applicable Measurement Period to determine the gross-to-net or, if EPI Health fails to provide such Commercialization Report in the time period set forth in Section 9.4, one hundred twenty (120) days after such Commercialization Report is due pursuant to Section 9.4. Upon termination of this Agreement by MC2 pursuant to this Section 6.9 following a Commercial Trigger solely for the Second Measurement Period, EPI Health shall be entitled to receive from MC2, for the twelve month period immediately following the effective date of such termination, an aggregate payment equal to the amount of the Commercialization Fee earned by EPI Health pursuant to Section 9.1 during the twelve-month period immediately prior to the effective date of termination. Such payment shall be made in four (4) equal Calendar Quarterly installments during the duration of the twelve-month period following the effective date of the termination, each Calendar Quarterly installment to be paid within sixty (60) days after the end of each full or partial Calendar Quarter of such twelve (12) month period.
Article 7

Commercialization
7.1Diligence. EPI Health shall use Commercially Reasonable Efforts to perform the EPI Commercialization Activities with respect to the Product in the Field in the Territory, in accordance with the Commercialization Plan. Without limiting the foregoing or being limited thereby, EPI Health shall (a) subject to MC2’s obligations under the Supply Terms, promptly take, process and fulfill all orders that are placed for the Product in the Field in the Territory, and (b) utilize its distribution infrastructure to support the Commercialization of the Products, including through the provision of inventory support, third party logistics agreements, potential payer contract support and wholesaler access, and in each case of (a) and (b), EPI Health shall perform such activities in an efficient manner consistent with the commercially reasonable practices of the pharmaceutical industry, and as required by its respective contracts with such customers. In addition, EPI Health shall make available its employees and personnel to provide necessary operational support in connection with the conduct of EPI Commercialization Activities in order to fulfill EPI’s obligations under this Agreement.
7.2Commercialization Plan. The strategy and budget for the Commercialization of, the Product in the Territory will be described in a comprehensive plan (the “Commercialization Plan”) and in a budget (the “Incremental Cost Budget”), each developed by EPI Health based on good faith assumptions regarding the then-current forecast for the Product in the Field in the Territory, in consultation with MC2, and each shall be subject to final approval by MC2, such approval not to be unreasonably withheld; provided that, notwithstanding the foregoing or anything to the contrary herein, (i) the Incremental Cost Budget as it pertains to the EPI Health Sales Representatives must be mutually agreed by MC2 and EPI Health; (ii) neither Party shall be permitted to decrease the number of EPI Health Sales Representatives to less than [***] or increase the number of

EPI Health Sales Representatives to more than [***], and (iii) MC2 may, in its sole discretion and acting in good faith, increase the Incremental Cost Budget relative to the then-current Incremental Cost Budget by no more than ten percent (10%) or decrease the Incremental Cost Budget relative to the then-current Incremental Cost Budget by no more than fifty percent (50%) solely with respect to increases or decreases in the Incremental Costs for non-inventory and non-personnel costs, provided that MC2 may not reduce the Incremental Cost Budget for noncancellable expenses so long as EPI Health uses Commercially Reasonable Efforts to cancel or reduce such expenses (including in accordance with the terms of any contract therefor) as soon as practicable following a request to do so by MC2 ((i) through (iii), the “Agreed Budget Limitations”). The Commercialization Plan for Calendar Year 2022 is attached hereto as Exhibit 7.2 A, and the Incremental Cost Budget for Calendar Year 2022 (including the Incremental Costs actually incurred by EPI Health since the Amendment Effective Date until the date on which the Condition Precedent is satisfied) is attached hereto as Exhibit 7.2 B. The Commercialization Plan and Incremental Cost Budget shall be updated and may be amended during the Term in accordance with Section 7.3 and Section 9.3. The Commercialization Plan will be used as the basis for the Commercialization activities to be undertaken under this Agreement and shall specifically describe the (a) Commercialization activities for the Product in the Territory (including messaging, branding, list price and rebating strategy, pricing, advertising, education, planning, marketing, promotion, product sampling and sales force training and allocation), (b) key tactics for implementing those activities, (c) specific resource commitments required of the Parties, including number and location of EPI Sales Territories, number of EPI Health Sales Representatives, number of Details by position, and marketing spend, (d) the Field Force Detailing Plan, (e) a three (3)-year sales forecast and (f) any other information necessary or useful for the successful Commercialization of the Product in the Field in the Territory. In the event of any inconsistency between either the Commercialization Plan or Incremental Cost Budget, on the one hand, and this Agreement, on the other hand, the terms of this Agreement shall govern and control. Notwithstanding anything to the contrary in this Agreement, the Commercialization Plan shall specify and account for the performance of EPI Commercialization Activities by EPI Health and MC2 Commercialization Activities by MC2. In no event shall EPI Health be required to perform any function or activity or to purchase inventory set forth in the Commercialization Plan the cost of which is not covered by the then-current Incremental Cost Budget.
7.3Amendments to the Commercialization Plan and Budget. EPI Health shall prepare and propose on an annual basis, during the fourth (4th) Calendar Quarter of each Calendar Year, and provide to the JSC for discussion and approval, an updated Commercialization Plan covering the following Calendar Year (it being understood that the Commercialization Plan shall at all times be consistent with the then-current Incremental Cost Budget). If the Parties, through the JSC, do not approve a Commercialization Plan prior to the start of Calendar Year 2023 or any Calendar Year thereafter, then EPI Health will continue to Promote the Product and perform the EPI Commercialization Activities with respect to the Product in the Field in the Territory consistent with the existing Commercialization Plan and using the same level of effort; provided that (i) the Parties will work in good faith to approve an updated Commercialization Plan for the applicable

Calendar Year as soon as practicable and (ii) EPI Health shall only be required to perform obligations under such Commercialization Plan to the extent the expenses therefor are included in the applicable Incremental Cost Budget. The Incremental Cost Budget as it pertains to the EPI Health Sales Representatives must be mutually agreed by MC2 and EPI Health. The Incremental Cost Budget shall be updated quarterly in accordance with Section 9.3. In addition, subject to the Agreed Budget Limitations, either Party shall have the right, in consultation with and subject to written approval from the other Party (not to be unreasonably withheld) to update the Commercialization Plan and/or the Incremental Cost Budget from time to time during the Term in order to reflect material changes in the circumstances on which such plan or budget for such fiscal year is based, including in the event of an Excused Interruption. Notwithstanding anything to the contrary herein or in the Commercialization Plan or Incremental Cost Budget, EPI shall not be obligated to order or sell any minimum amount of Product pursuant to the Commercialization Plan, including any forecast set forth therein.
7.4Intentionally omitted.
7.5Commercialization Reports. On a [***] basis during each Calendar Year, each Party shall keep the JSC informed regarding the progress of Commercialization activities for the Product in the Territory. In addition, each Party shall provide the JSC (a) annually, a detailed review of results versus plans for each of the items set forth in the Commercialization Plan for which such Party is designated as a responsible Party (or with respect to which the Parties share responsibility), (b) at each JSC meeting, a summary review of results versus plans, and (c) with respect to EPI Health, as soon as practicable after the end of each month, a report of the gross amount invoiced for sales of the Product in the Territory, Net Sales of the Product (including itemized gross to net deductions) in the Territory, number of new prescriptions for the Product in the Territory and number of total prescriptions for the Product in the Territory, as measured by IMS Health or comparable provider, in each case for such month.
7.6Use of Commercial Data and Information. MC2 shall have the right to use, in connection with its Commercialization of the Product outside the Field and/or the Territory, data, marketing materials and other Product-related communications developed by or on behalf of either Party or its Affiliates under this Agreement and which relate to the Product. EPI Health hereby grants MC2 the right to use and create derivative works of the Information provided under this Section 7.6 for Commercializing the Product outside Field and/or the Territory, and to grant such right to its Affiliates and to its Third Party collaborators or licensees to whom it has granted the right to develop, commercialize and/or otherwise exploit the Product outside the Field and/or the Territory.
7.7Regulatory Compliance.
(a)Obligations. EPI Health shall conduct its Promotional activities, MC2 shall conduct its post-Regulatory Approval Development and manufacturing activities, and each of EPI Health and MC2 shall conduct their Commercialization activities or other activities assigned to one or both Parties under this Agreement in accordance with the requirements of this Agreement and Applicable Laws and shall cooperate with one another in any efforts toward ensuring that government reporting (including price and honoraria reporting), sales, marketing and promotional practices in respect of the Product meet the standards required by Applicable Laws. In addition, each Party shall obtain and maintain all licenses, permits, approvals and other authorizations applicable to it in order to enable it to perform its respective obligations hereunder.
(b)Reporting. Each Party shall be responsible for calculating, tracking and reporting transfers of value initiated and controlled by its employees and/or contractors pursuant to its respective obligations under the requirements of Section 6002 (Transparency Reports and Reporting of Physician Ownership and Investment Interest) of the Patient Protection and Affordable Care Act, commonly referred to as the “Sunshine Act”, and applicable state marketing reporting laws. Subject to Applicable Laws and Guidelines, the value reported to the Centers for Medicare & Medicaid Services (“CMS”) shall be the amount expended by the controlling Party, irrespective of the division of or reconciliation of expenses between the Parties.
(c)Information. Each of MC2 and EPI Health shall reasonably cooperate with the other Party to provide the other Party reasonable access to such Information and reports related to the Product reasonably required by the other in order to comply with the relevant provisions of the Medicare Modernization Act, as amended from time to time, and any other Applicable Laws, including reporting requirements, in a timely and appropriate manner. Each Party shall ensure that its reporting to CMS and other federal and state healthcare programs related to the Product is true, complete and correct in all respects; provided, however, that neither Party shall be held responsible for submitting erroneous reports if such deficiencies result from Information provided by the other Party which itself was not true, complete and correct. Each Party shall notify the other Party promptly upon becoming aware of any Product-related inquiries or document requests by any Governmental Authority or claims or threatened claims related to the Product.
(d)Cooperation. The Parties agree that each Party will be solely responsible for conducting its own compliance program but likewise agree that from time to time the Party’s compliance officers may convene for purposes of sharing their respective best practices in ethics and compliance operations. Notwithstanding the foregoing, if a Party becomes aware of a credible allegation of a significant violation of Applicable Laws related to such Party’s performance hereunder, such Party’s compliance officer and/or legal department has a duty to promptly investigate and timely notify the other Party’s compliance officer and/or legal department of the commencement of the investigation. If the investigation is conducted in accordance with the attorney-client privilege, then such notification shall be made pursuant to a joint-defense agreement in order to maintain all attorney-client privilege protections. Without limiting the foregoing, each Party shall maintain an effective sales representative monitoring program.
7.8Market Access Activities, Pricing and Reimbursement.
(a)The Parties shall cooperate in good faith for handling managed care and reimbursement matters for the Product in the Territory. As between the Parties, each Party shall have primary responsibility for the matters delegated to it under this Section 7.8.

(b)MC2 shall be responsible for: (i) developing the initial managed care strategy; (ii) determining and negotiating pricing for the Product, as further described in Section 7.9; and (iii) negotiating and entering into all group purchasing, market access, managed care and similar agreements that constitute Stage 1 Contracts and government contracts for the Product; and (iv) obtaining, with EPI Health’s assistance, reimbursement (including NDC) codes in MC2’s name; provided that, EPI Health shall have the right to participate in any strategic meetings or negotiations described in (i)-(iii) above. EPI Health shall be responsible for submitting all government price reports for the Product bearing MC2’s NDC number (subject to Section 7.7(c) hereof) and EPI Health will pay all government rebates directly. MC2 will provide appropriate access to EPI Health in order for EPI health to report pricing data under MC2’s NDC code.
(c)EPI Health shall be responsible for: (i) execution (in the name of MC2 and subject to MC2’s review and approval) of such list price and managed care rebating strategy; (ii) negotiating and using Commercially Reasonable Efforts to enter into (in the name of MC2 and subject to MC2’s review and approval) all group purchasing, market access, managed care and similar agreements for the Product other than for Stage 1 Contracts (all such contracts, including the Stage 1 Contracts, the “Commercial Agreements”); (iii) handling (in the name of MC2) the operational aspects of managing and carrying out efforts related to obtaining reimbursement for the Product in the Territory, including assisting MC2 in obtaining reimbursement codes; (iv) maintaining and handling the day-to-day operational aspects of the Commercial Agreements and any government contracts for the Product, including provision of all relevant details (e.g., rebate, chargeback and/or discount levels, administrative fees and price protection provisions, each on a contract-by-contract basis); (iv) calculating and timely reporting accurate price metrics for the Product under contracts including any government contracts in accordance with Applicable Laws (subject to Section 7.7(c) hereof); (v) payment and processing of all co-pays, rebates, chargebacks, discounts, reimbursements or other fees payable with respect to the Product under (A) Commercial Agreements, and (B) the Government Health Care Program Contract (it being understood that MC2 shall be responsible for such payments, and shall reimburse EPI Health for any payments made by EPI Health in connection therewith); and (vi) maintaining applicable records related thereto for a minimum of three (3) years or such longer period as may be required by Applicable Laws.
7.9Medical Affairs. EPI shall be responsible for handling all aspects of Medical Affairs related to the Product in the Territory, including determining the overall strategy for responding to medical information requests, executing such strategy and handling the operational aspects of any Medical Affairs-related functions.
7.10Labeling; Trademarks
(a)Use of Trademarks in Promotional Materials. EPI Health shall, with respect to the development of any Promotional Materials pursuant to Section 6.7: (i) ensure that all Promotional Materials feature the applicable Licensed Marks, (ii) comply with MC2’s requirements as to the form, manner, scale and context of the use of the Licensed Marks and the use of the statements to accompany the Licensed Marks, and (iii) adhere to any branding strategy policies (including, without limitation, logo design, product labeling, messaging points, and visual branding elements) dictated by MC2 for the use of the Licensed Marks.
(b)Commercialization. All quantities of Product supplied by MC2 to EPI Health pursuant to Article 8 will bear the Licensed Marks and the Product Labeling (and no other trademarks or content), and EPI Health shall Commercialize Products in the Field in the Territory under such Licensed Marks and with only such Product Labeling. The Product Labeling will include the MC2 corporate name and company trademark as provided and the designation that the Product is “manufactured in the U.S. for MC2 Therapeutics Ltd” and “distributed in the U.S. by EPI Health LLC for MC2 Therapeutics Ltd” or other similar designations as the Parties may agree. MC2 shall be responsible for ensuring that all Product Labeling complies with all Applicable Laws.
(c)Ownership of Licensed Marks. The ownership and use of the Licensed Marks shall be governed by the following provisions:
(i)MC2 or an Affiliate of MC2 shall retain the ownership of the entire right, title and interest in and to the MC2 Trademarks;
(ii)MC2 shall, at its cost and expense, file or register (to the extent necessary) in the Territory and thereafter maintain the Licensed Marks in the Territory. EPI Health agrees that in using Licensed Marks in its activities under this Agreement it will not represent in any way that it has any right or title to the ownership of the Licensed Marks or the registration thereof, and the registration will remain in the ownership of MC2. Such Licensed Marks will be used by EPI Health on behalf of, and in the interest of, MC2, and EPI Health will first obtain the written approval of MC2 of the form and manner in which the Licensed Marks will be used upon, in connection with, or in relation to materials other than Promotion Materials as may be permitted by this Agreement.
(iii)EPI Health recognizes MC2’s title in and to the Licensed Marks and to the registration thereof, and will not, at any time, do or authorize any act or thing that will in any way impair the rights of MC2 in and to the Licensed Marks and the registration thereof. Wherever MC2’s trademarks or tradenames are used (e.g., on any label, marketing material or advertisement), the first or most prominent use shall always be accompanied by a legend acceptable to MC2 indicating that the Product is a registered trademark of MC2 and the Licensed Marks are licensed to EPI Health by MC2. In the event that EPI Health, either directly or indirectly, challenges the title of MC2 to any Licensed Mark or the validity of such registration obtained by MC2 for the same, and EPI Health fails to withdraw such challenge within one (1) month of receipt of MC2’s written request therefor, MC2 shall have the right to terminate this Agreement.
(iv)EPI Health shall, upon MC2’s request, and at MC2’s expense, reasonably assist MC2 in any action reasonably necessary or desirable to protect the Licensed Marks used or proposed to be used hereunder. EPI Health shall as soon as practicable notify MC2 of any apparent infringement by a Third Party of any of the Licensed Marks.
(v)After discussion and upon notice and demand from MC2, EPI Health shall immediately discontinue the use of any of the Licensed Marks upon notice from a Third Party that such use is or is alleged to be an infringement of such Third Party’s trademark rights
7.11Cross-Territorial Restrictions. EPI Health hereby covenants and agrees that it shall not, and shall ensure that its Affiliates and Sublicensees will not intentionally, either directly or indirectly, promote, market, distribute, import, sell or have sold the Products, including via internet or mail order, into countries outside the Territory. As to such countries outside the Territory (which are exclusively reserved for MC2), EPI Health shall not, and shall ensure that its Affiliates and their respective Sublicensees will not: (a) establish or maintain any branch, warehouse or distribution facility for Products in such countries, (b) engage in any advertising or promotional activities relating to Products that are directed primarily to customers or other purchaser or users of Products located in such countries, (c) solicit orders for Products from any prospective purchaser primarily located in such countries, or (d) sell or distribute Products to any person in the Territory who EPI knows intends to sell or has in the past sold Products in such countries. If EPI Health receives any order for any Product from a prospective purchaser primarily located in a country outside the Territory, EPI Health shall immediately refer that order to MC2 and EPI Health shall not accept any such orders. EPI Health shall not deliver or tender (or knowingly cause to be delivered or tendered) Products into a country outside of the Territory. EPI Health shall not, and shall ensure that its Affiliates and their respective Sublicensees will not, intentionally restrict or impede in any manner MC2’s exercise of its retained exclusive rights outside the Territory.
Article 8

Manufacture and Supply
8.1Manufacture and Supply. EPI Health shall exclusively hold from MC2, and MC2 will manufacture and supply (either by itself or through a Third Party contract manufacturer) to EPI Health, all of the Product to be held by EPI Health, its Affiliates and Sublicensees’ for Commercialization use in the Field in the Territory under this Agreement, in accordance with the Manufacturing and Supply Terms set forth on Exhibit 8.1 (the “Supply Terms”). MC2 or its designee shall supply the Products, in fully finished (i.e., labeled, packaged, and serialized) form, in accordance with written purchase orders placed by EPI Health in accordance with the Supply Terms and the Quality Agreement; provided however, that EPI shall be responsible for procuring and delivering to MC2 serialization codes/traceability for the Products (using Tracelink). EPI Health shall purchase, transport, import and store the Products. All Products shall be delivered by or on behalf of MC2 to EPI Health EXW MC2’s facility (INCOTERMS 2020 ICC).
8.2Quality Agreement. As of the Effective Date, the Parties have entered into a certain quality agreement, attached hereto as Exhibit 8.2 (the “Quality Agreement”),

relating to the supply of Products by MC2 to EPI Health for Commercialization of Products in the Field in the Territory.
Article 9

Financials
9.1Commercialization Fee on Net Sales. EPI Health shall retain from Net Sales, on a monthly basis, a commercialization fee that shall equal a percentage (as indicated in the table, below) of annual aggregate Net Sales of Product sold in the Field in the Territory by EPI Health, its Affiliates and their respective Sublicensees, as follows (the “Commercialization Fee”) (as subsequently adjusted pursuant to Section 9.5):

Increments of Aggregate Annual Net Sales	Commercialization Fee
That portion of aggregate annual Net Sales of Products that is less or equal to $[***]	[***]%
That portion of aggregate annual Net Sales of Products that is greater than $[***] and less than or equal to $[***]	[***]%
That portion of aggregate annual Net Sales of Products that is greater than $[***]	[***]%

EPI Health shall pay MC2, on a calendar monthly basis within [***] following the end of the [***] period following the calendar month in which the sale of the Product is recorded by EPI Health (such recording to be done in accordance with GAAP), a royalty payment that shall equal one-hundred percent (100%) of the aggregate Net Sales of Product sold in the Field in the Territory by EPI Health, its Affiliates and their respective Sublicensees for which payment was received in the applicable calendar month, minus (i) the Commercialization Fee for such calendar month, minus (ii) any accrued but unpaid Incentive Fees (the remainder, the “Royalty Payment”); provided, however, that Incentive Fees owed to EPI Health will be deferred (and not be retained by EPI Health) in accordance with Section 9.2 below.
9.2Incentive Fee. EPI Health shall be entitled to an incentive fee equal to [***] of the first [***] in Net Sales of Product sold in the Field in the Territory by EPI Health, its Affiliates and their respective Sublicensees in each Calendar Year beginning on the Amendment Effective Date and continuing until December 31, 2023 (the “Incentive Fee”). For clarity, the Incentive Fee shall not exceed [***] each year. The Incentive Fee shall accrue on a monthly basis until December 31, 2023, and any Incentive Fee owed to EPI Health will be deferred (and not be retained by EPI Health) until MC2 has first received Royalty Payments that equal the amount of Unreimbursed Cumulative MC2 IC. Thereafter, the Incentive Fee for the applicable month shall be retained by EPI Health from the Royalty

Payment, along with any accrued but unpaid Incentive Fees; provided that, the Incentive Fee shall accrue but shall only be retained by EPI Health to the extent that the amount of Unreimbursed Cumulative MC2 IC is less than the remainder of Net Sales minus the Commercialization Fee in such month. If Net Sales are not sufficient to pay all accrued but unpaid Incentive Fees, the amount of remaining accrued but unpaid Incentive Fees each month will roll forward to the following calendar month. Upon expiration or termination of this Agreement, MC2 shall not be responsible for paying, and EPI Health may not retain, any accrued but unpaid Incentive Fees unless (i) MC2 has first received Royalty Payments that equal the amount of Unreimbursed Cumulative MC2 IC, and (ii) Net Sales are sufficient to pay such accrued but unpaid Incentive Fees.
9.3Incremental Costs.
    (a) Subject to Section 6.9 and Section 7.2, each of EPI Health and MC2 shall approve the Incremental Cost Budget at least [***] prior to the beginning of each Calendar Quarter. Such Incremental Cost Budget shall reflect a good faith estimate of the Incremental Costs to be incurred by EPI Health during the immediately following Calendar Quarter based on the Commercialization Plan and the forecast. Within [***] prior to the beginning of each Calendar Quarter, MC2 shall pay to EPI Health an amount equal to the estimated Incremental Costs for the immediately following Calendar Quarter (the “Prepaid Quarter”) based on the approved Incremental Cost Budget less the amount of any applicable IC Prepayment Excess (the “MC2 IC Prepayment”); provided, however, that, except for the first [***] MC2 IC Prepayments made after the Amendment Effective Date (which prepayments are made in the absence of a Quarterly IC Statement), in no event shall MC2 be required to pay the MC2 IC Prepayment within less than [***] following its receipt of a Quarterly IC Statement with respect to the last full Calendar Quarter. If the Parties do not approve the Incremental Cost Budget at least [***] prior to the beginning of each Calendar Quarter, the Incremental Cost Budget for the prior Calendar Quarter shall remain in place (and the MC2 IC Prepayment shall be based on such budget), provided that the Parties will work in good faith to approve an updated Incremental Cost Budget for such Calendar Quarter as soon as practicable (and to adjust the MC2 IC Prepayment as necessary based on such updated budget). EPI Health shall use Commercially Reasonable Efforts to manage the actual Incremental Costs so as not to exceed the Incremental Cost Budget. Within [***] following the end of each month during the Term, EPI Health will provide monthly statements to MC2 setting forth the Incremental Costs incurred by EPI Health in performing any Incremental Cost Activities in the applicable month (the “Monthly IC Report”). Upon request, EPI Health will promptly provide documentation reasonably requested by MC2 of any particular expense or cost included in the Incremental Costs, including a comparison of such expense against the amounts allocated therefor in the budget set forth in the Incremental Cost Budget. EPI Health shall promptly inform MC2, in writing, upon a determination that EPI Health is likely to overspend the respective budgeted costs in the Incremental Cost Budget in connection with any Incremental Cost Activities and the Parties shall thereafter promptly discuss in good faith any changes in the relevant activity or budget therefor; provided that, EPI Health shall not perform any Incremental Cost Activity that would cause it to overspend the respective budgeted costs in the Commercialization Plan for such activity by more than [***] without MC2’s prior written consent, which consent shall not be withheld with respect to any increase in the Supply Price or increase in another noncancellable expense for items included in the Commercialization Plan, where such increases are outside EPI Health’s reasonable control. Within [***] following the end of each Calendar Quarter following the Prepaid Quarter during the Term (the “True Up Quarter”), EPI Health shall deliver a statement and invoice (the “Quarterly IC Statement”) showing the amount by which the actual Incremental Costs incurred by EPI Health during such Prepaid Quarter were less than or greater than the MC2 IC Prepayment applicable to such Prepaid Quarter. Accordingly, where Q1 is the Prepaid Quarter, the True Up Quarter is the prior Q3. If the actual Incremental Costs incurred in the Prepaid Quarter were less than the MC2 IC Prepayment for such quarter (a “IC Prepayment Excess”), then the difference shall be rolled forward by EPI Health and MC2 may reduce the amount of the MC2 IC Prepayment for the True Up Quarter by such amount. If the actual Incremental Costs incurred in the Prepaid Quarter were greater than the MC2 IC Prepayment for such quarter (a “IC Prepayment Shortfall”), then MC2 shall pay to EPI Health the IC Prepayment Shortfall; provided, however, that the IC Prepayment Shortfall shall not exceed the Incremental Cost Budget for the applicable Prepaid Quarter by more than [***] unless the excess expenses were approved by MC2 in writing in accordance with this Section 9.3. The Quarterly IC Statement will include an invoice for the IC Prepayment Shortfall and MC2 shall pay such invoice within [***] of receipt. [***].
    (b) [***].
9.4Commercialization Payments; Reports. Commercialization Fees and Incentive Fees under Section 9.1 and 9.2 shall be calculated and reported for each calendar month during the Term. The Royalty Payment for a given calendar month shall be paid by EPI Health to MC2 within [***] after the end of the [***] period following the calendar month in which the sale of the Product is recorded by EPI Health (such recording to be done in accordance with GAAP), commencing with the calendar month in which the First Commercial Sale of a Product is recorded by EPI Health (such recording to be done in accordance with GAAP). Each Royalty Payment shall be accompanied by a report (the “Commercialization Report”) of Net Sales of Products by EPI Health, its Affiliates, and their respective Sublicensees in sufficient detail to permit confirmation of the accuracy of the Royalty Payment made, including: (a) the amount of gross sales and Net Sales of Products in the Territory on a Product-by- Product basis, (b) an itemized calculation showing the Sales Deductions from gross sales (by major category as set forth in the definition of Net Sales) to determine Net Sales, (c) a calculation of the amount of the Commercialization Fee retained by EPI Health in U.S. Dollars, (d) a calculation of the Unreimbursed Cumulative MC2 IC (including cumulative Royalty Payments made to MC2 for purposes of determining whether MC2 has received Royalty Payments that equal the amount of Unreimbursed Cumulative MC2 IC), (e) a calculation of the Incentive Fee and a statement of any accrued and unpaid Incentive Fees, and (f) a calculation of the remaining amount to be paid to MC2 in the form of a Royalty Payment.
9.5True Up. On a Calendar Quarterly basis, each of the Commercialization Fee, the Incentive Fee, and Royalty Payment will be subject to a true-up adjustment to take into account Sales Deductions either (a) allowed with respect to a Calendar Quarter that were not accrued during such Calendar Quarter, or (b) accrued during a Calendar Quarter but not taken or later subject to a reversal following the end of such Calendar Quarter (each of (a) and (b), a “True-up Adjustment”).  Each Commercialization Report provided by EPI Health with respect to a Calendar Quarter shall set forth the amount of any True-up Adjustment applicable to any prior Calendar Quarter.
9.6Manner and Place of Payment. All payments owed under this Agreement shall be made in United States Dollars ($US) by wire transfer in immediately available funds to a bank and account in the United States designated in writing by the Party receiving payment.
9.7Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of prime plus two (2) percentage points or the maximum rate allowable by Applicable Laws, whichever is less.
9.8Records; Audits. EPI Health shall, and shall ensure that its Affiliates and its and their respective Sublicensees, maintain complete and accurate records in sufficient detail to permit MC2 to confirm the accuracy of the calculation of Commercialization Fees, Incremental Costs, and Royalty Payments hereunder. All payments and other amounts under this Agreement shall be accounted for in accordance with GAAP. Upon reasonable prior notice, such records shall be available for examination during regular business hours for a period of five (5) years from the end of the EPI Health Fiscal Year to which they pertain, and not more often than once each Calendar Year, by an independent certified public accountant selected by MC2 and reasonably acceptable to EPI Health, for the sole purpose of verifying the accuracy of the financial reports furnished by EPI Health pursuant to this Agreement and any payments with respect thereto. Any such auditor shall not disclose EPI Health’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by EPI Health or the amount of payments due under this Agreement. Any amounts shown to be owed but unpaid shall be paid within [***] from the accountant’s report, plus interest (as set forth in Section 9.1) from the original due date. MC2 shall bear the full cost of such audit unless such audit discloses an underpayment by EPI Health of more than [***] of the amount due for the audited period, in which case EPI Health shall bear the full cost of such audit.
9.9Taxes.
(a)Taxes on Income. Each Party shall be solely responsible for the payment of all Taxes imposed on its share of income arising directly or indirectly from the efforts of, or the receipt of any payment by, the Parties under this Agreement.
(b)Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate Tax withholding or similar obligations in respect of commercialization payments and any other payments made by EPI Health to MC2 under this Agreement. To the extent EPI Health is required to deduct and withhold Taxes from any payment to MC2, EPI Health shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and promptly transmit to MC2 an official tax certificate or other evidence of such withholding sufficient to enable MC2 to demonstrate such payment of Taxes to any applicable Government Authority. MC2 shall provide EPI Health any tax forms that may be reasonably necessary in order for EPI Health not to withhold Tax or to withhold Tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding Tax.
(c)Withholding Taxes. If EPI Health is required by Applicable Laws to make any Tax deduction, Tax withholding or similar payment from any amount paid or payable by EPI Health to MC2 (a “Tax Withholding”) under this Agreement, then EPI Health will pay MC2 the actual stated amount set forth under this Agreement in full and shall also pay any such Tax Withholding (including any additional Tax Withholding required with respect to EPI Health’s additional payments under this Section 9.4) directly to the proper Governmental Authority. For clarity, MC2 shall receive, without any deduction or offset with respect to Taxes and free of any Tax Withholding, a net amount equal to, after payment of any Tax Withholding, the amount to which MC2 was otherwise entitled under this Agreement and would have received had no Tax Withholding been required by Applicable Laws to be made.
Article 10

Intellectual property
10.1Ownership of Inventions.
(a)Ownership. Each Party shall own all Inventions generated by or on behalf of such Party in the course of conducting such Party’s activities under this Agreement. EPI Health hereby assigns, and agrees to assign, to MC2 all right title and interest in all Inventions developed by EPI Health that are related to the Product, are generated, developed, conceived or reduced to practice pursuant to the performance of this Agreement, and are based on Confidential Information or trade secrets of MC2 (collectively, “Product Inventions”). EPI Health shall, and shall cause each of its Affiliates, and its and their Sublicensees, to, execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Section 10.1.
(b)Disclosure of Inventions. EPI Health shall promptly disclose to MC2 all Product Inventions arising in the course of conducting EPI Health’s activities under this Agreement, including all invention disclosures or other similar documents submitted to EPI Health by its, or its Affiliates’, employees, agents or independent contractors describing such inventions. EPI Health shall also respond promptly to reasonable requests from MC2 for more information relating to such Product Inventions.
10.2Prosecution of Patents.

(a)Licensed Patents. As between the Parties, MC2 shall have the sole right and authority to prepare, file, prosecute (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) and maintain the Licensed Patents. MC2 shall be responsible for all costs incurred by it in the course of preparing, filing, prosecuting and maintaining the Licensed Patents.
(b)Cooperation in Prosecution and Extensions. EPI Health shall provide MC2 all reasonable assistance and cooperation in the patent prosecution efforts as provided in this Section 10.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.
10.3Infringement of Patents by Third Parties.
(a)Notification and Cooperation. If EPI Health becomes aware of any existing or threatened infringement of any Licensed Patent (“Infringement”), it shall promptly notify MC2 in writing to that effect, and shall provide evidence in EPI Health’s possession demonstrating such Infringement.
(b)Enforcement Rights. MC2 shall have the sole right, but not the obligation, to bring (and to control the prosecution and/or settlement of) an appropriate suit or other action against any Person or entity allegedly engaged in any Infringement of the Licensed Patents in the Territory (and to defend any related counterclaim) by a product containing betamethasone or ester thereof (such as betamethasone dipropionate) and calcipotriene (hereinafter “Product Infringement”). EPI Health shall provide at MC2’s expense reasonable assistance to MC2 in any enforcement action under this Section 10.3. MC2 shall keep EPI Health regularly informed of the status and progress of any enforcement efforts with respect to a Product Infringement.
(c)Settlement. MC2 shall not, without EPI Health’s prior written consent, settle any Product Infringement action that is brought under this Section 10.3 that (i) admits the invalidity or unenforceability of any Licensed Patent, requires abandonment or limits the scope of any such Licensed Patent or would substantially limit or restrict EPI Heath’s ability to sell the Product in the Territory or (ii) admits to any wrongdoing by EPI Health or any of its Affiliates.
(d)Expenses. If MC2 recovers monetary damages in any Product Infringement action, such recovery shall be allocated first to the reimbursement of any documented expenses incurred by the Parties in such enforcement action, and any remaining amounts shall be treated as Net Sales and subject to the payment of the Commercialization Fee to EPI Health pursuant to Section 9.1.
(e)Other Infringements. MC2 shall have the sole right to enforce Licensed Patents with respect to any Infringement that is not a Product Infringement, including in the Territory, and MC2 shall be entitled to retain all recoveries resulting from all such enforcements.

10.4Third Party Intellectual Property. Either Party shall notify the other Party upon becoming aware of any intellectual property owned by a Third Party that is necessary or useful to Develop, import, make (or have made), use, Promote or Commercialize the Product in the Field in the Territory. MC2 will have the sole right to acquire, at its sole cost and expense, any rights under any such Third Party intellectual property.
10.5Third Party Infringement Claims. If the manufacture, sale or use of the Products in the Field in the Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against either Party (or their respective Affiliates, licensees or sublicensees) (collectively, “Infringement Actions”), such Party shall promptly notify the other Party hereto in writing. MC2 shall have the sole right to direct and control the defense of such Infringement Action, at its own expense with counsel of its choice. In any event, MC2 agrees to keep EPI Health reasonably informed of all material developments in connection with any such Infringement Action for which MC2 exercises its right to direct and control the defense. MC2 agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would substantially limit or restrict EPI Heath’s ability to sell the Product in the Territory, without the prior written consent of EPI Health, which shall not be unreasonably withheld or delayed.
Article 11

Representations and Warranties
11.1Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows, as of the Effective Date:
(a)Corporate Existence and Power. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is organized, and has full partnership, company or corporate power and authority, as the case may be, and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the rights purported to be granted by it hereunder.
(b)Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority, as the case may be, and the legal right to enter into this Agreement and perform its obligations hereunder, (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms, subject to enforcement of remedies under applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

(c)No Conflict. It is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement.
(d)No Debarment. None of such Party’s employees, consultants or contractors:
(i)is debarred under Section 306(a) or 306(b) of the FD&C Act or by the analogous Applicable Laws of any Regulatory Authority;
(ii)has, to such Party’s knowledge, been charged with, or convicted of, any felony or misdemeanor within the ambit of 42 U.S.C. §§ 1320a-7(a), 1320a-7(b)(l)-(3), or pursuant to any analogous Applicable Laws, or is proposed for exclusion, or is the subject of exclusion or debarment proceedings by a Regulatory Authority; or
(iii)is excluded, suspended or debarred from participation, or is otherwise ineligible to participate, in any U.S. or non-U.S. healthcare programs, or is excluded, suspended or debarred by any Regulatory Authority from participation, or is otherwise ineligible to participate, in any procurement or nonprocurement programs, (the foregoing (i) through (iii), collectively, the “Debarment Laws”).
11.2Representations and Warranties by MC2. MC2 hereby represents and warrants to EPI Health as follows, as of the Effective Date:
(a)Sufficient Rights. MC2 has sufficient title and/or rights to grant the licenses under Sections 2.1 and 2.3 for the purposes expressly contemplated in this Agreement for use in the Field in the Territory;
(b)Notice of Infringement or Misappropriation. To MC2’s knowledge, no Third Party is infringing or has infringed the Licensed Technology or is misappropriating the Licensed Technology existing as of the Effective Date. In addition, as of the Effective Date, MC2 has not received any written notice from any Third Party asserting or alleging that any research, development or commercialization of the Product prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party in the Territory;
(c)Non-Infringement of Third Party Rights. To MC2’s knowledge, the use, marketing, promotion or sale of the Product in the Territory in accordance with the terms of this Agreement after the Effective Date, and the manufacture of the Product after the Effective Date, in each case, can be carried out without infringing any patents, patent applications, trademarks, or other intellectual property rights owned or controlled by a Third Party; and
(d)No Proceedings. MC2 has not received written notice of any pending or threatened investigations, actions, suits, proceedings arbitration, summons or subpoena (other than ordinary course patent prosecution proceedings) of any nature, civil, criminal, regulatory or otherwise, in law or in equity, in the Territory against MC2 involving the Licensed Technology or the Product;
(e)As of the Effective Date, MC2 has conducted Development of the Product in accordance with all Applicable Laws; and
(f)MC2 has not granted, and will not grant during the Term, rights to any Third Party under the Licensed Technology that conflict with the licenses granted to EPI Health under this Agreement.
11.3Representations and Warranties by EPI Health. EPI Health hereby represents and warrants to MC2 that, as of the Effective Date:
(a)no enforcement action under any Debarment Laws prior the Effective Date relating to EPI Health or any of its Affiliates will have any effect on the right or ability of EPI Health and its Affiliates to fully perform their activities and obligations under this Agreement in compliance with all Applicable Laws and Guidelines; and
(b)there is no action, claim, suit, proceeding, arbitration, summons or subpoena (other than ordinary course patent prosecution proceedings) of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to EPI Health’s knowledge, threatened in writing against EPI Health that would reasonably be expected to impact EPI Health’s ability to perform its obligations under this Agreement.
11.4Covenants by EPI Health.
(a)Patent Challenge. If EPI Health or any of its Affiliates, either directly or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, or challenge the validity or enforceability of any Licensed Patent in the Territory (“Patent Challenge”), then in the event of any such Patent Challenge, MC2 shall have the right to terminate this Agreement in accordance with Section 14.5.
(b)EPI Health Activities. EPI Health agrees and covenants, for itself and each of its Affiliates, that EPI Health shall use Commercially Reasonable Efforts to maximize Net Sales.
11.5Covenants by Both Parties.
(a)Conduct of Activities.
(i)Each Party and its respective Affiliates, and its and their respective employees and contractors, in connection with the performance of its and their respective obligations under this Agreement, shall not violate any Applicable Laws, the federal civil false claims act (or any state equivalent), federal or state “sunshine”/aggregate spend reporting laws, government price reporting laws, consumer protection and unfair trade practices laws or export control laws.

(ii)Each Party shall promptly (and in any event within three (3) Business Days) notify the other Party if such notifying Party has determined that there may be a violation of Applicable Laws or Guidelines in connection with the performance under this Agreement or the Commercialization of the Product by any Party or Person.
(b)No Debarment. Neither Party will use, during the Term, any employee, consultant or contractor who has been or is subject to debarment, exclusion, or suspension under any Debarment Laws.
11.6No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED HEREIN, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.
Article 12

Indemnification and Insurance
12.1Indemnification by MC2. MC2 shall defend, indemnify, and hold EPI Health, its Affiliates, and each of their respective shareholders, owners, officers, directors, employees, and agents (the “EPI Health Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and expenses incurred by such EPI Health Indemnitees (collectively, “EPI Health Damages”), all to the extent resulting from or arising out of any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “EPI Health Claims”) against such EPI Health Indemnitee that arise from or are based on: (a) the gross negligence, willful misconduct, or recklessness of any of MC2, its Affiliates, and each of their respective shareholders, owners, officers, directors, employees, and agents (the “MC2 Indemnitees”); (b) the Development and Manufacturing of the Product and performance of the MC2 Commercialization Activities by or on behalf of MC2; (c) any product liability claim involving a failure to warn claim, a Product manufacturing defect, or a Product design defect; (d) any actual or alleged infringement of intellectual property rights of a Third Party as a result of the Development or Manufacture of the Product by or on behalf of MC2 and Commercialization of the Product in the Territory conducted in accordance with the Terms of this Agreement and all Regulatory Approvals, including prescribing information, for the Product, except where the infringement is caused by acts or omissions of EPI Health which (i) are not in accordance with the terms of this Agreement and all Regulatory Approvals, including prescribing information for the Product, or (ii) involve the misappropriation or violation of intellectual property rights in connection with the marketing, sale, offer for sale, or use of the Product by EPI Health without the approval of the JSC or the express written consent of MC2; or (e) a breach of any of MC2’s representations, warranties, covenants or obligations under the Agreement; provided, however, except in each case to the extent that such EPI Health Claims or EPI Health Damages are attributable to any matter for which EPI

Health is obligated to indemnify a MC2 Indemnitee pursuant to Section 12.2. In the event of an infringement claim for which MC2 is responsible for indemnifying EPI Health as described in (d) above, MC2 has the right to immediately require that, on notice to EPI, EPI suspend or cease EPI’s Commercialization of the Product in order to mitigate or eliminate such alleged Third Party claims; provided that EPI Health may be permitted to terminate this Agreement with sixty (60) days prior written notice upon any cessation or suspension that lasts more than ninety (90) days.
12.2Indemnification by EPI Health. EPI Health shall defend, indemnify, and hold the MC2 Indemnitees harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and expenses incurred by such MC2 Indemnitees (collectively, “MC2 Damages”), all to the extent resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “MC2 Claims”) against such MC2 Indemnitee that arise from or are based on: (a) the willful misconduct, recklessness or grossly negligent acts of any EPI Health Indemnitees; (b) the performance of the EPI Health Commercialization Activities by or on behalf of EPI Health; (c) any actual or alleged infringement of intellectual property rights of a Third Party as a result of the Commercialization of the Product in the Territory conducted by or on behalf of EPI Health which (i) is not in accordance with the terms of this Agreement and all Regulatory Approvals, including prescribing information for the Product, or (ii) involves the misappropriation or violation of intellectual property rights in connection with the marketing, sale, offer for sale, or use of the Product by EPI Health without the approval of the JSC or without the express written consent of MC2; or (d) a breach of any of EPI Health’s representations, warranties, covenants, or obligations under the Agreement; provided, however, except in each case to the extent that such MC2 Claims or MC2 Damages are attributable to any matter for which MC2 is obligated to indemnify a EPI Health Indemnitee pursuant to Section 12.1.
12.3Indemnification Procedures.
(a)If any Party seeking indemnity under this Article 12 (the “Indemnified Party”) receives written notice of the commencement of any claim, suit, proceeding or cause of action (“Claim”) by a Third Party or the assertion of any Claim by a Third Party, and such Indemnified Party intends to seek indemnity pursuant to this Article 12 the Indemnified Party shall promptly provide the other Party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis for indemnification and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third Party Claim. Failure of the Indemnified Party to give such notice, or provide such documentation, shall not relieve the Indemnifying Party from its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby.
(b)Each Party shall, at its own expense, reasonably cooperate with the other Party in submitting insurance claims, securing insurance coverage and obtaining insurance proceeds for each Claim. Each Party agrees to, and shall cause its respective Affiliates and each of its and their respective shareholders, owners, officers, directors, employees, and agents to, promptly provide to the other Party upon request copies of such information, documentation and correspondence relating to any Claim and/or factual or insurance matters relating to any Claim, which in the reasonable judgment of the requesting Party may be necessary or useful for perfecting insurance claims, or obtaining coverage or recoveries with respect to such Claim.
(c)The Indemnified Party will provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, that the Indemnifying Party may assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not be entitled without the Indemnified Party’s written consent to (i) assume the defense, appeal or settlement of any Third Party Claim if (A) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, or (B) the Third Party Claim seeks any injunction or equitable relief against the Indemnified Party, (ii) settle any Claim if such settlement contains a stipulation to or admission or acknowledgement of, any liability or wrongdoing (whether in contract, tort or otherwise) or the incurrence of any costs or expenses, on the part of any Indemnified Party, or (iii) maintain control of the defense, appeal or settlement of any Third Party Claim if the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim.
(d)So long as the Indemnifying Party is entitled to do so and has assumed the defense, appeal or settlement proceedings of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense, appeal or settlement proceedings of the Third Party Claim (provided, that the Indemnifying Party shall pay the fees and expenses of such separate counsel incurred by the Indemnified Party prior to the date the Indemnifying Party assumes control of the defense of the Third Party Claim or if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would create a conflict of interest (due to one or more legal defenses or counterclaims which are different from or additional to those available to the Indemnifying Party or other such conflicts)), (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (iii) the Indemnifying Party shall not (A) admit to any wrongdoing by the Indemnified Party or any of its Affiliates, or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief against the Indemnified Party or any of its Affiliates or if such judgment or such settlement does not expressly and unconditionally release the Indemnified Party and its Affiliates from all liabilities and impose no ongoing constraint on the Indemnified Party, in each case, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed).
(e)The Parties shall act in good faith in responding to, defending against, settling or otherwise dealing with all Third Party Claims. The Parties shall also cooperate in any such defense, appeal or settlement proceedings, and give each other reasonable access, upon reasonable prior notice during normal business hours, to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, appeal or settlement proceedings, such Indemnifying Party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).
12.4Insurance. Each Party shall procure and maintain insurance, at its sole cost and expense and at all times during the Term of this Agreement, with respect to its activities hereunder that is consistent with normal business practices of prudent companies similarly situated, including general liability and workers’ compensation insurance. All required insurance will be purchased from insurance companies authorized to do business within the state(s) where the services are being performed, and rated A.M. Best A-VIII or better. Any deductibles associated with the required insurance coverage of either Party will be assumed by the respective Party at its sole cost and expense. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12 or as otherwise required by law. Neither Party represents that coverage and limits required will be adequate to fund all losses for which either Party may be liable. Upon execution of this Agreement, each Party shall provide the other Party with written evidence of such insurance. Each Party shall further provide written notice to the other Party at least thirty (30) days prior to cancellation or non-renewal of such insurance of self-insurance which materially adversely affects the rights of the other Party hereunder.
Article 13

Confidentiality and Non-Use
13.1Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for ten (10) years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information furnished by or on behalf of a Party to the other Party pursuant to this Agreement, except for that portion of such information or materials that the receiving Party can demonstrate by competent written proof:
(a)was already known to the receiving Party or its Affiliate, other than under an obligation of confidentiality, at the time of disclosure hereunder;
(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure or becomes so after its disclosure other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;
(c)was previously disclosed to the receiving Party or its Affiliate by a Third Party without obligations of confidentiality with respect thereto and who did not obtain such information directly or indirectly from the other Party or its Affiliate; or

(d)was previously independently discovered or developed by the receiving Party or its Affiliate without access to or use of Confidential Information.
13.2Authorized Disclosure. Each Party or its Affiliate may disclose Confidential Information of the other Party without violation of Section 13.1 to the extent such disclosure is reasonably necessary in the following situations:
(a)filing or prosecuting patent applications in accordance with Article 10;
(b)regulatory filings and other filings with Governmental Authorities (including Regulatory Authorities), including filings with the SEC or FDA, all with respect to the Product;
(c)prosecuting or defending litigation;
(d)complying with Applicable Laws or Guidelines, including regulations promulgated by securities exchanges, court order, administrative subpoena or other order; and
(e)disclosure to its Affiliates, officers, directors, employees, agents, consultants, independent contractors, licensees, sublicensees, attorneys, accountants, financial advisors, actual or potential acquirers, lenders, and investors, insurers and/or licensors in each case only on a need-to-know basis and, except for disclosures to lenders, solely in connection with the performance of this Agreement, provided, that each disclosee must be bound by obligations of confidentiality and non-use at least as restrictive in scope as those set forth in this Article 13 prior to any such disclosure.
Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 13.2(a), 13.2(b), 13.2(c) or 13.2(d), it will, unless otherwise prohibited by Applicable Laws or Guidelines, give reasonable advance notice to the other Party of such disclosure and use reasonable efforts to secure confidential treatment of such information at the other Party’s sole cost and expense. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.
13.3Publicity.
(a)The Parties agree that the terms of this Agreement are the Confidential Information of both Parties, subject to disclosure permitted by Section 13.2. The Parties have agreed to each make an individual public announcement of the execution of this Agreement in form and substance to be mutually agreed by the Parties.
(b)After release of such press release, if either Party desires to make a public announcement concerning the activities under this Agreement (not including Promotion of the Products as contemplated by this Agreement), such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, except that in the case of a press release or governmental filing required by law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can, shall use reasonable efforts to obtain approval therefor, and shall consider in good faith any comments timely received from the other Party. A Party commenting on such a proposed press release shall provide its comments, if any, within seven (7) Business Days after receiving the press release for review. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that have already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 13.3.
(c)The Parties acknowledge that a Party may be obligated to describe in a periodic report filed with the SEC or other Governmental Authorities the material terms of this Agreement and file a copy of this Agreement with the SEC or other Governmental Authorities. Such Party shall be entitled to describe such material terms and to make such a required filing, provided, that it requests confidential treatment of at least the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event of any such filing, such Party will provide the other Party with a copy of the Agreement marked to show provisions for which such Party intends to seek confidential treatment before such intended filing, and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements governing redaction of information from material agreements that must be publicly filed.
13.4Return of Confidential Information. Except as otherwise set forth in this Agreement, upon termination of this Agreement and at the disclosing Party’s written request, the receiving Party will promptly return or, at the disclosing Party’s election, destroy all of the disclosing Party’s Confidential Information, including all reproductions and copies thereof in any medium, except that the receiving Party may retain one (1) copy for its legal files. The receiving Party shall confirm in writing that all of the disclosing Party’s Confidential Information has been returned or destroyed and that not more than one (1) copy has been kept.
13.5Exclusive Property. Except as otherwise set forth in this Agreement, as between the Parties, all Confidential Information of a disclosing Party is the sole and exclusive property of such disclosing Party and the permitted use thereof by the receiving Party for purposes of its performance hereunder will not be deemed a license or other right of the receiving Party to use any such Confidential Information for any other purpose.
13.6Restrictions on Use. Each Party shall not, and shall ensure that its Affiliates shall not, use any Confidential Information of the other Party in development, regulatory, manufacturing or commercialization activities with respect to any pharmaceutical product other than the Product.

Article 14

Term and Termination
14.1Term. This Agreement shall become effective on the Effective Date and shall continue until the earlier of seventh (7th) anniversary of the First Commercial Sale of the Product or end of June 2028, unless the Agreement is terminated earlier pursuant to the other provisions of this Article 14 (the “Term”).
14.2Material Breach. Each Party shall have the right to terminate this Agreement upon written notice to the other Party if such other Party has materially breached this Agreement and, after receiving written notice from the non-breaching Party identifying such material breach in reasonable detail, the other Party has (a) failed to cure such material breach within sixty (60) calendar days from the date of such notice, or (b) failed to pay an Uncured Late Payment within the twenty (20) calendar day time period provided for below. Any failure to pay any undisputed amount shall be deemed, and is hereby agreed by the Parties to be, a material breach of this Agreement if it remains unpaid for a period longer than twenty (20) calendar days after notice of non-payment has been provided (an “Uncured Late Payment”). For clarity, EPI Health’s failure to meet the EPI Health Target Quarterly Details for two (2) consecutive Calendar Quarters, other than (i) due to an Excused Interruption or (ii) if such failure occurs after the effective date of a change from P1 Detailing following a P1 Notice, shall be deemed a material breach.
14.3Bankruptcy. Each Party shall have the right to terminate this Agreement upon the filing or institution of any bankruptcy, reorganization, liquidation or receivership proceedings by the other Party, or upon the failure by such Party for more than ninety (90) days to discharge or obtain the dismissal of any such actions filed against it. Such termination shall be effective upon receipt of notice from the Party not involved in such event.
14.4Termination for Convenience. MC2 shall have the right to terminate this Agreement at any time, for any reason or no reason, upon twelve (12) months’ written notice to EPI Health; provided however, that no such termination shall be effective unless and until MC2 has either (i) paid in full to EPI Health the Incremental Costs, EPI Commercialization Fees, and the Sunset Payments owed by MC2 to EPI Health as of and following termination as calculated in accordance with the terms hereof (the “MC2 Obligations”), or (ii) provided EPI Health with a letter of credit from a U.S. bank or a guarantee of similar security duly executed by the two controlling shareholders (holding companies of Clausen and Schroder families) of MC2 Therapeutics A/S (the 100% parent company of MC2) that is reasonably satisfactory to EPI Health in an amount sufficient to satisfy the MC2 Obligations in full for as long as any portion of the MC2 Obligations remain outstanding and which permits EPI Health to draw on such letter of credit in the event that MC2 fails to pay in full any MC2 Obligation to EPI Health when due in accordance with the terms hereof. EPI Health shall have the right to terminate this Agreement at any time, for any reason or no reason, upon twelve (12) months’ written notice to MC2; provided however, that no such termination shall be effective unless and until EPI Health has either (i) provided MC2 with a letter of credit from a U.S. bank or (ii)

has provided MC2 with a guarantee duly executed by Novan, Inc. (“Novan”) (as the parent company of EPI Health), or the parent company of EPI Health at the time such guarantee is provided, in each case providing for the punctual and complete payment to MC2 when due of (x) the amount by which the outstanding Royalty Payments owed by EPI Health to MC2 exceed the accrued Sales Deductions and unreimbursed Incremental Cost that have not been paid by MC2 or assumed in writing by MC2 and (y) the payment to the applicable third party by EPI Health of the accrued rebates to the extent such accrued rebates have been deducted from the Royalty Payments paid to MC2; provided further, that once nine (9) months have passed following EPI Health’s delivery of a termination notice to MC2 under this Section 14.4, EPI Health shall have no further obligation under Section 2.5 (non-competition) of this Agreement and Section 2.5 shall no longer apply to EPI Health.
14.5Termination by MC2 for Patent Challenge. MC2 shall have the right to immediately terminate this Agreement upon written notice to EPI Health in the event of a Patent Challenge, brought either directly by EPI Health or any of its Affiliates or indirectly through any Third Party, pursuant to Section 11.4(a). In the event of termination by MC2 pursuant to this Section 14.5, beginning from the date of such written notice of termination by MC2, all amounts received in connection with Net Sales of the Product shall be solely and exclusively for MC2’s benefit.
14.6Effects of Termination of the Agreement.
(a)Upon termination of this Agreement by MC2 pursuant to Section 14.4 or Section 16.4, or by EPI Health pursuant to Section 12.1, 14.2, or Section 14.3, EPI Health shall be entitled to receive from MC2, for the twenty-four (24) month period immediately following the effective date of such termination (the “Sunset Period”), a payment (the “Sunset Payment”) calculated as follows:
(i)if the effective date of termination occurs prior to the thirty-three (33) month anniversary of the First Commercial Sale, the greater of (A) the difference between [***] and the aggregate Commercialization Fee and Incentive Fee retained by EPI Health pursuant to Section 9.1 and Section 9.2 as of the effective date of termination, or (B) an aggregate payment equal to [***] the amount of the Commercialization Fee by EPI Health pursuant to Section 9.1 over the twelve (12) month period preceding the effective date of termination;
(ii)If the effective date of termination occurs on or after the thirty-three (33) month anniversary of the First Commercial Sale, an aggregate payment equal to [***] the amount of the Commercialization Fee by EPI Health pursuant to Section 9.1 over the twelve (12) month period preceding the effective date of termination.
Such Sunset Payments shall be made in [***] equal Calendar Quarterly installments during the duration of the Sunset Period, each Calendar Quarterly installment to be paid within [***] days after the end of each full or partial Calendar Quarter of such twelve (12) month period.

(b)Upon termination of this Agreement by MC2 pursuant to Section 6.9, Section 14.4, or Section 16.4, or by EPI Health pursuant to Section 12.1, Section 14.2, or Section 14.3, EPI Health shall be entitled to receive from MC2: reimbursement for reasonable and documented costs incurred to terminate EPI Health’s sales force that is no longer necessary to meet its obligations under the Commercialization Plan, solely to the extent such sales force cannot be terminated within the notice period (it being understood that EPI Health shall use Commercially Reasonable Efforts to terminate such sales force promptly after giving or receiving, as applicable, notice of termination). Upon termination of this Agreement for any reason, MC2 shall pay to EPI Health the amount of any unreimbursed Incremental Costs owed by MC2 to EPI pursuant to Section 9.3(a) hereof as of the effective date of such termination, or, if the actual Incremental Costs are less than the MC2 IC Prepayment, EPI Health shall pay MC2 the difference within [***] days following the effective date of such termination; provided that, (i) if MC2 terminates this Agreement pursuant to Section 6.9, Section 14.2, Section 14.3, or Section 14.5 or if EPI Health terminates this Agreement pursuant to Section 14.4, MC2 shall not be responsible for payment of any Incremental Costs incurred by EPI Health to employ the Base Sales Representatives during the period following the notice of termination, and (ii) if MC2 does not pay such Incremental Costs to employ the Base Sales Representatives during the period following the notice of termination, then, during such period, EPI Health shall not be required to Promote the Product in the Field in the Territory as a P1 Detail and shall be required to reasonably promote the Product.
(c)A final Commercialization Report shall be delivered, and a final True-Up Adjustment shall occur, no later than twenty-four (24) months following the expiration or termination of this Agreement. The Parties will use Commercially Reasonable Efforts to transition customer contracts to MC2 or its designee following termination or expiration of this Agreement, pursuant to which MC2 or its designee shall assume any remaining obligations under such contracts for Sales Deductions applicable to Product sales during the Term. To the extent there are any Sales Deductions that are not assumed by MC2 or its designee, the amount of such remaining Sales Deductions shall reduce any amounts owed by EPI Health to MC2 in Royalty Payments, and any excess will be paid by MC2 to EPI Health within [***] days following delivery of the final Commercialization Report delivered hereunder.|
(d)Except as expressly set forth in this Agreement, upon expiration or termination of this Agreement for any reason, neither Party shall have any obligation to make any payments to the other, except for amounts accrued or incurred prior to expiration or termination.
(e)Upon termination of this Agreement for any reason, the following shall apply (in addition to any other rights and obligations under this Agreement with respect to such termination); provided that, notwithstanding anything to the contrary herein, with respect to any termination by EPI Health pursuant to Section 12.1, Section 14.2, or Section 14.3, or any termination by MC2 pursuant to Section 6.9, Section 14.4 or Section 16.4, or where the Agreement terminates at the end of the current Term, MC2 shall promptly reimburse EPI Health for EPI Health’s reasonable, documented, internal and external costs incurred in performing the following:

(i)Information Transfer. Within thirty (30) days after termination, EPI Health shall transfer to MC2 all material Information related to its Promotion and Commercialization of the Product and conduct of EPI Additional Activities under this Agreement, including sales data, marketing materials, analytics and studies (including relevant contact information), advertising, promotional and marketing materials, payer information and medical affairs information, in each case relating to the Product in the Field in the Territory (collectively, the “EPI Health Commercial Know-How”). MC2 shall not use any EPI Health Trademark following termination of the Agreement.
(ii)Rights and Licenses. EPI Health’s exclusive Detailing rights, exclusive right to conduct EPI Commercialization Activities with respect to the Product in the Territory and all other rights granted under Section 2.1 and the license granted in Section 2.3 shall terminate. EPI Health hereby grants MC2, effective upon such termination, a non-exclusive, worldwide, fully-paid, perpetual, irrevocable, royalty-free license, with the right to grant multiple tiers of sublicenses, to use the EPI Health Commercial Know-How for all purposes in connection with the Product in the Territory.
(iii)Transition Assistance. Upon MC2’s reasonable request, EPI Health shall provide reasonable consultation and assistance following termination for the purpose of enabling MC2 to continue the Development, Manufacture, Commercialization and other exploitation of the Products, in the form that such Products exist as of the effective date of termination, in the Field in the Territory. For clarity, EPI Health shall not be required to perform any activities as a result of this Section 14.7(b)(iv) that are unrelated to the activities that EPI Health performed prior to the effective date of termination. Each Party shall undertake not to actively and personally solicit or hire any employee of the other Party for a period of six (6) months from effective date of termination.
(iv)Remaining Inventories. Upon payment to EPI Health of the Supply Price as part of the reimbursement of EPI’s Incremental Costs hereunder, EPI Health shall deliver all remaining inventory of Product to MC2.
(v)Access to Information. EPI Health shall reasonably cooperate with MC2 to provide MC2 with reasonable access to such Information and reports related to the Product reasonably required by MC2 in order to comply with the relevant provisions of the Medicare Modernization Act, as amended from time to time, and any other Applicable Laws and Guidelines, including reporting requirements, in a timely and appropriate manner.
14.7Survival. Termination or expiration of this Agreement shall not affect rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration of this Agreement. Notwithstanding anything to the contrary, the following provisions shall survive and apply after expiration or termination of this Agreement: Sections 2.7 (No Implied Rights), 6.5 (Report (solely for the period specified therein)), 6.7(a)(iii) (Advertising and Promotional Materials), 7.5 (Commercialization

Reports (solely for the period specified therein)), 7.6 (Use of Commercial Data and Information), 7.10(c)(i) (Ownership of Licensed Marks), 9.3 (Commercialization Payments; Reports (solely for the period specified therein)), 9.7 (Records; Audits), 9.8 (Taxes), 10.1 (Ownership of Inventions), 11.6 (No Other Representations or Warranties), 12.1 (Indemnification by MC2), 12.2 (Indemnification by EPI Health), 12.3 (Indemnification Procedures), 14.7 (Effects of Termination of the Agreement) and 14.8 (Survival), and Articles 1 (as applicable), 13 (Confidentiality and Non-Use), 15 (Dispute Resolution) and 16 (Miscellaneous). All provisions not surviving in accordance with the foregoing shall terminate upon expiration or termination of this Agreement and be of no further force and effect.
14.8Non-Exclusive Remedy. Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including, without limitation, the Parties’ ability to receive legal damages and/or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.
Article 15

Dispute Resolution
15.1Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. Each Party hereto agrees that any such proceeding will be conducted solely in the English language.
15.2JSC Jurisdiction; Executive Escalation for Other Disputes.
(a)If a dispute, other than a dispute that is subject to and to be resolved pursuant to Article 3 (Governance), arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), then either Party shall have the right to refer such dispute to Executive Officers who shall confer within [***] after such dispute was first referred to them to attempt to resolve the Dispute by good faith negotiations. If such Executive Officers cannot resolve the dispute within [***] days from the initiation of discussions, then the Parties hereby agree to submit the matter to arbitration in accordance with Section 15.2(b) and (c).
(b)Any and all disputes, controversies, or claims arising out of or relating to this Agreement which have not been resolved by negotiation between the Parties as provided herein, will be finally resolved by arbitration as set forth in this Section 15.2.  All disputes submitted to arbitration shall be finally, exclusively and conclusively settled by binding arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (“ICC”), as modified by Section 15.2(c) below. The place of arbitration shall be New York, New York.  The language of the arbitrators shall be English and all documents not in English submitted by any Party shall be accompanied by a certified English translation thereof.  Unless otherwise agreed by the Parties, the tribunal shall be comprised of three (3) arbitrators; each Party shall nominate one arbitrator and the two

Party-nominated arbitrators shall nominate the third arbitrator, who shall serve as the presiding arbitrator, within fifteen (15) days after the second arbitrator’s appointment.  The arbitrator shall have knowledge of and experience in the pharmaceutical industry.  An arbitrator shall be deemed to meet these qualifications unless a Party objects within ten (10) days after the arbitrator is nominated.  The arbitral award must be consistent with the provisions of the Agreement and shall be exclusive, final, and binding upon both Parties and the Parties undertake to carry out any award without delay.  The Parties acknowledge that the 1958 United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”) applies to this Agreement and to any arbitral award or order resulting from any arbitration concluded hereunder.  The award may be made a judgment of a court of competent jurisdiction.
(c)Notwithstanding any provision to the contrary in the ICC Rules, the Parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules:
(i)Each Party shall have the right to request from the arbitrators, and the arbitrators shall order upon good cause shown, reasonable and limited pre hearing discovery, including (I) exchange of witness lists, (II) depositions under oath of named witnesses, (III) written interrogatories, and (IV) document requests;
(ii)Upon conclusion of the pre-hearing discovery, the arbitrators shall promptly hold a hearing upon the evidence to be presented by the parties and shall promptly render a written opinion and award;
(iii)NOTWITHSTANDING OTHER PROVISIONS OF THE AGREEMENT WHICH MAY BE INTERPRETED TO THE CONTRARY, THE ARBITRATOR(S) APPOINTED IN ACCORDANCE WITH THE ICC RULES SHALL NOT HAVE THE AUTHORITY TO GRANT DAMAGES TO ANY PARTY HERETO THAT ARE DISCLAIMED OR LIMITED (TO THE EXTENT OF SUCH LIMITATION) UNDER THE TERMS OF THIS AGREEMENT; and
(iv)Each party shall bear its own costs and expenses of the arbitration and one half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party, including its reasonable attorneys’ fees.
15.3Interim Relief. Nothing in this Article 16 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute if necessary to protect the interests of such Party or to preserve the status quo.
15.4Specific Performance. Notwithstanding anything to the contrary in this Agreement, the Parties understand and agree that monetary damages may not be sufficient remedy for breach of this Agreement and that the injured Party will be entitled to seek equitable relief, including injunction and specific performance of the terms of this

Agreement, for any such breach. The arbitrators shall not have the authority to amend or modify the terms of this Agreement.
Article 16

Miscellaneous
16.1Entire Agreement; Amendment. This Agreement, including the Exhibits attached hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof, including the Existing Confidentiality Agreement. The foregoing shall not be interpreted as a waiver of any remedies available to either Party as a result of any breach, prior to the Effective Date, by the other Party of its obligations pursuant to the Existing Confidentiality Agreement. In the event of any inconsistency between any plan hereunder (including the Commercialization Plan or Field Force Detailing Plan) and this Agreement, the terms of this Agreement will govern and control. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.
16.2Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 17.2, and shall be (a) delivered personally, (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent via a reputable national or international overnight courier service, or (d) sent by e-mail to at least two persons designated as representatives of the receiving party below and receipt acknowledged by at least one such representative, provided that in each case (a) – (c) an email copy shall be sent to the receiving Party, as well. Any such notice, instruction or communication will be deemed to have been given for all purposes (i) when received, if hand-delivered, (ii) one (1) Business Day after it is sent by a reputable international or national overnight delivery service, (iii) five (5) Business Days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested or (iv) upon acknowledgement of receipt by at least one representative, if sent by e-mail.

If to MC2:	MC2 Therapeutics A/S Agern Alle 24-26 2970 Hoersholm Denmark Attn: [***] Email: [***] [***] [***]

With a copy to:	Cooley LLP Reston Town Center 11951 Freedom Drive, 14th Floor Reston, VA 20190 Attention: [***] Email: [***]

If to EPI Health:	EPI Health, LLC 174 Meeting Street Suite 200 Charleston SC 29401 Attn: [***] Email: [***]

With a copy to:	Blank Rome LLP 501 Grant Street, Suite 850 Pittsburgh, PA 15219 Attention: [***] Email: [***]
16.3No Strict Construction; Headings; Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The word “or” is used in the disjunctive sense and the word “and” is used in the conjunctive sense. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Laws will be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended, (c) any reference to any Person will be construed to include the Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, will be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) any reference to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either Party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such Party may determine in such Party’s sole discretion, (f) all references to Sections or Exhibits will be construed to refer to Sections and Exhibits to this Agreement, (g) the word “days” means calendar days unless otherwise specified, (h) except as otherwise expressly provided herein all references to “$” or “dollars” refer to the lawful money of the U.S., (i) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply, (j) wherever used, the singular includes the plural, the plural the singular, the use of any gender applies to all genders, and (k) the word “shall” means “will”. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. The terms “includes,” “including,” “include” and derivative forms of them shall be deemed followed by the phrase “without limitation”, regardless of whether it is actually written there, and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others.
16.4Assignment. Except as set forth in Section 16.4(a), neither Party may assign or transfer, by operation of law or otherwise, this Agreement or any rights or obligations hereunder without the prior written consent of the other. If such assignment results from a Change of Control of EPI Health, except as provided in Section 16.4(c), MC2 shall have the right to terminate this Agreement immediately in its sole discretion, and the provisions of Section 14.6 shall apply in the event of such termination by MC2 under this Section 16.4.
(a)Permitted Assignments. Notwithstanding the foregoing, upon ten (10) Business Days’ advance notice provided to EPI Health, MC2 may assign any of its obligations to any of its Affiliates or in connection with a Change of Control of MC2.
(b)Assigning Party Remains Responsible. Any permitted successor or assignee of rights and/or obligations hereunder shall, in a writing to the other Party, expressly assume performance of such rights and/or obligations (and in any event, any Party assigning this Agreement to an Affiliate shall remain bound by the terms and conditions hereof and shall provide written notice upon such assignment). Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 16.4 shall be null, void and of no legal effect.
(c)Change of Control of EPI Health. EPI Health shall provide to MC2 at least [***] prior written notice of its intent to undergo a Change of Control, including identifying for MC2 the proposed Third-Party successor to EPI Health resulting from such Change of Control transaction. During such [***] notice period, and prior to EPI Health closing on a definitive agreement with the Third Party identified by EPI Health to give effect to such Change of Control, MC2 shall have the opportunity to determine whether it wishes to continue with such Third Party in place of EPI Health in accordance with the existing terms of this Agreement. If (i) at any time during such [***] notice period and prior to EPI Health completing the Change of Control transaction with such identified Third Party, MC2 consents in writing to continue with such identified Third Party, or (ii) an additional [***] notice period expires after written reminder notice from EPI Health without

MC2 notifying EPI Health of its intent to terminate, then thereafter MC2 shall not have the right to terminate this Agreement under Section 16.4 in the event of such Change of Control of EPI Health; provided, however, that if at any point during the full [***] notice period MC2 provides EPI Health with prior written notice of its intent not to continue with such identified Third Party, then MC2 retains the right to terminate this Agreement immediately under Section 16.4 in the event of such Change of Control of EPI Health.
16.5Condition Precedent. The effectiveness of this Agreement (except as provided in this Section 16.5) is expressly conditioned on the closing of that certain Unit Purchase Agreement pursuant to which Novan will acquire the business as currently conducted by EPI Health, including the rights under this Agreement, by the acquisition of all of the outstanding equity interests of EPI Health (the “Condition Precedent”). Once the Condition Precedent is satisfied, this entire Agreement will be fully in effect and each of the Parties will be bound by its terms and conditions without any further action by the Parties. Until such time as the Condition Precedent is satisfied, only Article 13 (Confidentiality) and this Section 16.5 (Condition Precedent) of this Agreement are in effect, and the Original Agreement will remain in full force and effect. If the Condition Precedent is not satisfied within [***] after the Execution Date, this Agreement (including Section Article 13 (Confidentiality) and Section 16.5 (Condition Precedent)) shall automatically terminate in its entirety and have no effect, and the Original Agreement will continue to remain in full force and effect.
16.6Force Majeure. Both Parties will be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by a Force Majeure Event and the non-performing Party promptly provides notice of the prevention to the other Party. Such excuse will continue for so long as the condition constituting the Force Majeure Event continues and the non-performing Party takes reasonable efforts to remove the condition. Notwithstanding the foregoing, a Party will not be excused from making payments owed hereunder because of a Force Majeure Event affecting such Party. If a Force Majeure Event persists for more than [***], then the Parties will discuss in good faith the modification of the Parties’ rights and obligations under this Agreement to mitigate the delays caused by such Force Majeure Event.
16.7Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.
16.8Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR ANY OTHER CLAIMS ARISING HEREUNDER OR THEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 16.8 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR 12.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 13.

16.9Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable in any respect for any reason, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement will not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto will be enforceable to the fullest extent permitted by Applicable Law.
16.10No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.
16.11Relationship of the Parties. Neither Party will have any responsibility for the hiring, termination or compensation of the other Party’s employees or for any employee benefits of such employee. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party, or representative or employee thereof, the power or authority to act for, bind, or commit the other Party in any way without such Party’s approval. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties or their respective employees or Affiliates. Nothing contained in this Agreement shall be construed to create a “separate entity” or “business entity” within the meaning of the Code or the regulations thereunder and any foreign equivalents thereto. Except as provided for in this Agreement, neither EPI Health nor MC2 shall make any statements, representations, or commitments of any kind, or to take any action that is binding on the other, without the prior consent of the other Party to do so.
16.12Third Party Beneficiary. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party, including any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.
16.13Expenses. Each Party will pay all of its own fees and expenses (including all legal, accounting and other advisory fees) incurred in connection with the negotiation and execution of this Agreement and the arrangements contemplated hereby, except as specifically provided herein.
16.14English Language. This Agreement was prepared in the English language, which language governs the interpretation of, and any Dispute regarding, the terms of this Agreement.

16.15Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (“PDF”) sent by electronic mail, which will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by any Party will constitute due execution and delivery of this Agreement.
(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Promotion and Collaboration Agreement by their duly authorized officers as of the Amendment Effective Date.

MC2 Therapeutics Limited		EPI Health, LLC

By:	/s/ Jesper J. Lange	By:	/s/ John Donofrio
Name:	Jesper J. Lange	Name:	John Donofrio
Title:	CEO	Title:	President
Date:	2/28/2022	Date:	2/27/2022

(Signature Page to Amended and Restated Promotion and Collaboration Agreement)